SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12



                         BROADBAND TECHNOLOGIES, INC.
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                                PROXY MATERIALS
                         BROADBAND TECHNOLOGIES, INC.
                            DURHAM, NORTH CAROLINA

                    ----------------------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON DECEMBER 7, 1999
                   ----------------------------------------

TO THE STOCKHOLDERS OF BROADBAND TECHNOLOGIES, INC.

     The Annual Meeting of Stockholders of BroadBand Technologies, Inc. (the "Company") will be held at the North Carolina Biotechnology Center, 15 T.W. Alexander Drive, Research Triangle Park, North Carolina, 27709, at 10:00 a.m. on Tuesday, December 7, 1999, for the following purposes:

   1. To elect two (2) Directors for three-year terms.

   2. To approve an amendment to the Certificate of Incorporation to change the Company's name to Pliant Systems, Inc.

   3. To approve an amendment to the Company's Certificate of Incorporation increasing the number of authorized shares of the Company's Common Stock from 30,000,000 to 65,000,000 shares.

   4. To approve an amendment to the Company's Equity Compensation Plan increasing the number of shares of the Company's Common Stock reserved for issuance thereunder by 650,000 shares.

   5. To ratify the selection of Ernst & Young LLP as auditors for 1999.

   6. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only holders of Common Stock of record at the close of business on October 12, 1999 will be entitled to vote at the meeting or any adjournment thereof.

     A complete list of the stockholders entitled to vote at the meeting will be available for inspection by any stockholder, for any purpose germane to the meeting, for a period of at least ten (10) days prior to the meeting during ordinary business hours, at the office of the Secretary of the Company, BroadBand Technologies, Inc., 4024 Stirrup Creek Drive, Durham, North Carolina 27703.

                                        By order of the Board of Directors

                                        /s/ John T. Autrey
                                        ------------------
                                        JOHN T. AUTREY
                                        Secretary

October 25, 1999

                         BROADBAND TECHNOLOGIES, INC.
                 4024 Stirrup Creek Drive, Durham, N.C. 27703
                                ---------------
                                PROXY STATEMENT
                               ---------------
     The accompanying proxy is solicited by the Board of Directors of BroadBand Technologies, Inc., a Delaware corporation (hereinafter referred to as the "Company"), for use at the Annual Meeting of Stockholders, to be held at the North Carolina Biotechnology Center, 15 T.W. Alexander Drive, Research Triangle Park, North Carolina, on Tuesday, December 7, 1999, at 10:00 a.m., and at any subsequent time which may be made necessary by any adjournment or adjournments of the meeting. The Company expects to mail this Proxy Statement and the enclosed proxy card to the holders of Common Stock of the Company on or about October 28, 1999.

     A stockholder who has executed and returned a proxy may revoke it at any time before it is voted by submitting to the Company a properly executed proxy bearing a later date, or by filing with the Company a written revocation, or by attending the meeting in person and requesting that the proxy be returned.

     The persons acting as proxies will vote the shares represented thereby as directed by the person giving the proxy. Unless otherwise directed, the person acting under the proxies will vote the shares represented thereby: (1) to elect as Directors of the Company the two (2) nominees named in this Proxy Statement for a three-year term; (2) to approve an amendment to the Certificate of Incorporation to change the Company's name to Pliant Systems, Inc.; (3) to approve an amendment to the Company's Certificate of Incorporation increasing the number of authorized shares of the Company's Common Stock from 30,000,000 to 65,000,000 shares; (4) to approve an amendment to the Company's Equity Compensation Plan increasing the number of shares of the Company's Common Stock reserved for issuance thereunder by 650,000 shares; (5) to ratify the selection of Ernst & Young LLP as auditors for 1999; and (6) to transact such other business as may come before the meeting or any adjournment(s) thereof. The Company does not know of any other business to be brought before the meeting, but it is intended that as to any such other business the proxies will be voted in accordance with the judgment of the person or persons acting thereunder.

     The cost of solicitation of proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally, or by telephone by one or more of the regular personnel of the Company without additional compensation. The Company expects to pay an independent proxy solicitor, Corporate Investor Communications, Inc. ("CIC"), approximately $5,000 as compensation for the solicitation of proxies. In addition, the Company may reimburse brokers and other custodians, nominees and fiduciaries for their expenses for sending proxy material to beneficial owners, in accordance with Securities and Exchange Commission regulations.

                         OUTSTANDING VOTING SECURITIES

     On October 12, 1999, the date for determining stockholders entitled to vote at the meeting, 13,479,715 shares of Common Stock of the Company were outstanding, with each share being entitled to one (1) vote on all matters to be presented for action at the meeting. A quorum will be present at the meeting if a majority of the outstanding shares of Common Stock are present at the meeting in person or by proxy.

     A plurality of the votes cast is required to elect the Directors. A majority of the votes cast is required for all other actions to be voted upon at the meeting as described above.

     In the election of Directors, any action other than a vote for a nominee will have the practical effect of voting against the nominee. Abstentions and "broker non-votes" (as defined below) are counted for purposes of determining whether a quorum is present, but do not represent votes cast with respect to any proposal. "Broker non-votes" are shares held by a broker or nominee for which an executed proxy is received by the Company, but are not voted as to one or more proposals because instructions have not been received from the beneficial owners or persons entitled to vote, and the broker or nominee does not have discretionary voting power.

     An independent party will receive and tabulate all proxies and ballots, and such independent party and certain other team members of the Company will act as voting inspectors at the meeting.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the only stockholders known by the Company to be the beneficial owners, as of October 12, 1999, of more than five percent (5%) of the outstanding shares of Common Stock of the Company.

                                         SHARES          PERCENT OF
                                      BENEFICIALLY         SHARES
NAME AND ADDRESS                        OWNED (1)      OUTSTANDING (%)
---------------------------------- ------------------ ----------------
  Goldman, Sachs and Co.            1,494,403(2)             11.1%
  85 Broad Street
  New York, NY 10004

  Loomis, Sayles & Company, L.P.    2,229,364(3)             16.5%
  One Financial Center
  Boston, MA 02111

  AMP Incorporated (4)              1,073,063                 8.0%
  470 Friendship Road
  Harrisburg, PA 17111

---------
(1) The persons and entities named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, except as noted below.

(2) Based on information filed with the Securities and Exchange Commission on
    Schedule 13G, dated March 31, 1999. In the Schedule 13G, Goldman, Sachs and Co. reported that it has shared power to vote or direct the vote and shared power to dispose or to direct the disposition of the shares listed in the table.

(3) Based on information filed with the Securities and Exchange Commission on a
    Schedule 13G, dated December 31, 1998. Represents shares that Loomis, Sayles & Company, L.P., has a right to acquire as a result of its ownership of convertible securities, which consist of 5% convertible subordinated notes due May 15, 2001, which have a conversion price of $41.48 per share. In the
    Schedule 13G, Loomis, Sayles & Company, L.P., reported that it has (i) sole power to vote or direct the vote of an aggregate of 1,880,522 shares; (ii) shared power to vote or direct the vote of an aggregate of 212,753 shares; and (iii) shared power to dispose or to direct the disposition of an aggregate of 2,229,364 shares.

(4) AMP Incorporated merged with TYCO International Ltd. on April 2, 1999.

     The table below gives the number of shares of Common Stock of the Company beneficially owned as of October 12, 1999 by persons who were members of the Board of Directors and executive officers of the Company during 1998.

                                                            SHARES        PERCENT OF
                                                         BENEFICIALLY       SHARES
NAME                                                       OWNED (1)    OUTSTANDING (%)
------------------------------------------------------ -------------- ----------------
Richard P. Clark                                          24,833             *
Director (2)

Dr. John R. Hutchins, III                                118,949             *
Chairman of the Board of Directors (3)

Dr. Charles T. Lee                                        24,733             *
Director (4)

David E. Orr                                             101,875             *
Director, President and Chief Executive Officer (5)

Salim A. L. Bhatia                                        84,853             *
Chairman of the Board Of Directors (6)

Dr. J. Richard Jones                                     163,016           1.2%
Director and Executive Vice President (7)

James L. Chitkowski                                            0             *
Vice President of Sales And Marketing (8)

David J. McLean                                           52,922             *
Vice President of Engineering (9)

Leonard D. Hayes                                          49,201             *
Vice President of Manufacturing (10)

Craig M. Swinn                                            20,000             *
Vice President of Sales And Marketing

Alan E. Negrin                                             8,333             *
Director (11)

All directors and executive Officers as a group          743,523           5.5%
         (15 persons) (12)

---------
* Represents beneficial ownership of less than one percent (1%) of Common Stock.

(1) The persons and entities named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, except as noted below. Share ownership also includes shares of Common Stock issuable within 60 days upon exercise of outstanding options.

(2) Includes 24,833 shares that Mr. Clark may acquire pursuant to stock options exercisable within 60 days after October 12, 1999.

(3) Includes: (i) 91,264 shares owned by Dr. John R. Hutchins, III, Revocable Trust, for which Dr. Hutchins is both the sole trustee and beneficiary;
      (ii) 27,333 shares that Dr. Hutchins may acquire pursuant to stock options exercisable within 60 days after October 12, 1999; and (iii) 352 shares in Dr. Hutchins' account under the Company's 401(k) plan. Does not include the following shares as to which Dr. Hutchins disclaims beneficial ownership: (i) 41,352 shares owned by Jane Ide Hutchins Revocable Trust, for which Jane I. Hutchins, the wife of Dr. Hutchins, is both the sole trustee and beneficiary; and (ii) 61 shares in Jane I. Hutchins' account under the Company's 401(k) plan.

(4) Includes 24,733 shares that Dr. Lee may acquire pursuant to stock options exercisable within 60 days after October 12, 1999.

(5) Mr. Orr has 21,875 stock options exercisable within 60 days after October 12, 1999. In connection with his joining the Company, effective as of April 1, 1997, the Company issued to Mr. Orr 80,000 shares of the Company's Common Stock. Mr. Orr will forfeit such shares of Common Stock if Mr. Orr's employment with the Company terminates for any reason prior to the fifth anniversary of the grant of the stock to Mr. Orr, except under certain circumstances. Mr. Orr also received a nonqualified stock option to purchase 350,000 shares of the Company's Common Stock. See "Executive Compensation -- Employment Agreements."

(6) Includes 84,853 shares that Mr. Bhatia may acquire pursuant to stock options exercisable within 60 days after October 12, 1999. Mr. Bhatia served as the Company's President and Chief Executive Officer until March 31, 1997. Effective as of January 31, 1998, Mr. Bhatia resigned as a Director of the Company and ceased to be employed by the Company.

(7) Includes 100,962 shares owned directly by Dr. Jones. Includes 609 shares in Dr. Jones' account under the Company's 401(k) plan and 61,445 shares that Dr. Jones may acquire pursuant to stock options exercisable within 60 days after October 12, 1999.

(8) Mr. Chitkowski has no stock options exercisable. Mr. Chitkowski ceased to be employed by the Company effective as of May 8, 1998.

(9) Includes 51,750 shares that Mr. McLean may acquire pursuant to stock options exercisable within 60 days after October 12, 1999. Includes 1,172 shares in Mr. McLean's account under the Company's 401(k) Plan.

(10) Includes 49,201 shares that Mr. Hayes may acquire pursuant to stock options exercisable within 60 days after October 12, 1999.

(11) Includes 8,333 shares that Mr. Negrin may acquire pursuant to stock options exercisable within 60 days after October 12, 1999.

(12) Includes 448,533 shares that the Officers and Directors as a group may acquire upon exercise of options within 60 days after October 12, 1999. Includes 30,000 shares that Carl Kammire may acquire pursuant to stock options exercisable within 60 days after October 12, 1999. Mr. Kammire ceased to be employed by the Company April 30, 1998. Includes 37,500 shares that John Autrey may acquire pursuant to stock options exercisable within 60 days after October 12, 1999. Includes 26,677 shares that Loretta Woodall may acquire pursuant to stock options exercisable within 60 days after October 12, 1999. Includes 631 shares owned by Timothy Oakley. Mr. Oakley ceased to be employed by the Company effective as of April 17, 1998.

                                  PROPOSAL 1

                          TO ELECT TWO (2) DIRECTORS

     The Bylaws of the Company provide for a Board of Directors with staggered three-year terms with one third of the Directors elected each year. Two (2) Directors are to be elected at the 1999 Annual Meeting. Dr. Lee and Mr. Negrin are being nominated to serve as Class III Directors with terms that expire at the 2002 Annual Meeting of Stockholders.

     Set forth below is certain information concerning the two (2) nominees for election as a Director at the 1999 Annual Meeting including each nominee's business experience for the past five (5) years:

                            FIRST YEAR
                            ELECTED AS     TERM
        NAME          AGE    DIRECTOR    EXPIRES                      FIVE YEAR BUSINESS EXPERIENCE
-------------------- ----- ------------ --------- --------------------------------------------------------------------
Dr. Charles T. Lee    59      1989        2002    Chairman and founder of Charles Lee Enterprise, an information industry business development firm with a specialty in Asia/Pacific alliances since 1989.
Alan E. Negrin        61      1998        2002    Telecommunications industry consultant; previously co-founded E/O
                                                  Networks in 1993 and co-founded Optilink Corporation.

     The Board of Directors recommends a vote FOR approval of the proposal to elect Dr. Charles T. Lee and Alan E. Negrin as Class III Directors to serve for three-year terms.

CURRENT DIRECTORS

     The following table sets forth information regarding the Directors of the Company whose terms of office extend beyond the 1999 Annual Meeting:

                               FIRST YEAR
                               ELECTED AS     TERM
          NAME           AGE    DIRECTOR    EXPIRES                     FIVE YEAR BUSINESS EXPERIENCE
----------------------- ----- ------------ --------- -------------------------------------------------------------------
David E. Orr             48      1997        2000    President and Chief Executive Officer of the Company effective as of April 1, 1997. President and Chief Executive Officer of
                                                     ALCATEL Network Systems, Inc. from August 1991 to March
                                                     1997.
John R. Hutchins, III    65      1988        2000    Chairman of the Board of the Company from 1988 to March 31,
                                                     1997, and since January 31, 1998. Chairman of the Board Emeritus from April 1, 1997 to January 31, 1998.
Richard P. Clark         52      1992        2001    Retired July 1999. Vice President, Global Product Planning, AMP
                                                     Inc. (TYCO International), from March 1999 to June 1999. Chief
                                                     Executive Officer of M/A-COM, Inc. (a wholly owned subsidiary of
                                                     AMP, Inc.), from July 1995 to February 1999. Associate Director of
                                                     Corporate Development of AMP Inc., a supplier of connectors for electronic products, from July 1989 to July 1995.
J. Richard Jones         52      1988        2001    Executive Vice President and Chief Technical Officer of the
                                                     Company since 1988.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Company believes that all executive officers and Directors of the Company and all other persons known by the Company to be subject to Section 16 of the Securities Exchange Act of 1934, as amended (the "Act"), filed all reports required to be filed during 1998 under Section 16(a) of that Act on a timely basis, except John T. Autrey and Alan E. Negrin, each of whom filed one late report. The Company's belief is based solely on its review of Forms 3, 4 and 5 and amendments thereto, furnished to the Company during, and with respect to, its most recent fiscal year by persons known to be subject to Section 16.

COMPENSATION OF DIRECTORS

     Directors who are not full-time employees of the Company (i) are reimbursed for reasonable travel expenses incurred in attending meetings of the Board or committees of the Board; (ii) are paid a fee of $1,000 for each day on which the Board and/or committee meets or is in conference, which such Directors attend, except for committee meetings held on the same date as a Board meeting or conference; (iii) are paid a $10,000 retainer each year while serving on the Board; and (iv) are granted stock options pursuant to the terms of the Equity Compensation Plan, which was approved by the Stockholders on May 19, 1998. Under the Previous Directors' Stock Option Plan, Eligible Directors were granted, on May 23, 1994, options to purchase an aggregate of 62,000 shares of Common Stock of the Company and annual grants were made to each Eligible Director of options to purchase 1,000 shares. On March 17, 1998, Mr. Clark, Dr. Lee and Dr. Hutchins were granted options to purchase 10,000 shares at an exercise price of $7.94 per share. Effective as of March 17, 1998, annual grants were made to each Eligible Director of options to purchase 5,000 shares, and options to purchase 10,000 shares will be granted to a new Director upon the election of the new Director. On May 19, 1998, annual grants were made to each Eligible Director to purchase 5,000 shares of Common Stock of the Company. On May 18, 1999, annual grants were made to each Eligible Director to purchase 5,000 shares of Common Stock of the Company.

     On December 10, 1998, the Board of Directors of the Company approved a re-pricing program for Underwater Options. Option exercise prices were reduced to $3.25 per share, the fair market value of the Corporation's Common Stock as of December 10, 1998. The re-pricing program applied to 111,900 nonqualified stock options held by nonemployee Directors of the Company.

MEETINGS AND COMMITTEES

     The Board of Directors held six (6) regular meetings and five (5) special meetings during 1998. Each Director attended at least seventy-five percent (75%) of the meetings held by the Board of Directors and the committees on which the Director served during the year. Each Director's absence from a meeting was with prior notice to the Company and occurred as a result of either travel, illness or a prior business commitment.

     The Board of Directors is responsible for the overall affairs of the Company. To assist it in carrying out its duties, the Board has established several committees of the Board and delegated to these committees certain authority.

     The regular committees of the Board are the Audit Committee, the Operations Committee, the Personnel Committee and the Compensation Committee. In addition, the Board from time to time establishes other committees to make decisions about specific matters or specific transactions.

     The members of the Company's Audit Committee through May 19, 1998 were Doctors Lee (Chairman) and Hutchins. After May 19, 1998, the members of the Company's Audit Committee were Doctors Lee (Chairman) and Hutchins, and Mr. Negrin. The Audit Committee met two (2) times during the year. The Audit Committee ascertains from the Company's independent auditors whether they consider the scope and extent of the audit and the procedures used to be sufficient to accurately reflect the financial condition and earnings of the Company; whether generally accepted accounting practices have been followed; whether all losses which would materially affect income have been recorded; and whether accounting systems, procedural controls and internal audit systems are effective and adequate. The Audit Committee also ascertains the Company's compliance with tax and regulatory requirements. In addition, the Audit Committee reviews and approves proposed accounting changes; reviews with the auditors the annual report; serves as a liaison between the independent auditors, the internal audit group and the Company's accounting department, the management and the Directors; reports its findings to the Directors and Chief Executive Officer with such recommendations as it deems appropriate; and recommends the appointment of independent auditors; and reviews the Company's investment policy and makes recommendations to the Board for any changes.

     The members of the Personnel Committee through May 19, 1998 were Doctors Hutchins (Chairman) and Lee, and Messrs. Clark and McLernon (who resigned as a member of the Company's Board of Directors, effective as of January 26, 1998). After May 19, 1998, the members of the Company's Personnel Committee were Doctors Hutchins (Chairman) and Lee, and Messrs. Clark and Negrin. The Personnel Committee met one (1) time during 1998. The Personnel Committee develops recommendations to the Board of Directors regarding the organization of the Board of Directors and the management of the Company.

     Doctor Lee and Messrs. Clark (Chairman) and McLernon (who resigned as a member of the Company's Board of Directors, effective as of January 26, 1998) served as members of the Compensation Committee during 1998. The Compensation Committee met ten (10) times during 1998. The Compensation Committee recommends to the Board salaries for the Chief Executive Officer and other executive officers, makes recommendations to the CEO regarding compensation of team members, and administers and approves awards under the Company's stock option plans. On January 26, 1998, Dr. Lee was appointed to the Compensation Committee to replace Mr. McLernon.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table and the narrative text disclose the compensation paid during 1998, 1997 and 1996 to David E. Orr, who served as the Company's President and Chief Executive Officer during 1998, the four (4) other highest paid executive officers whose annual salary and bonuses exceeded $100,000 during 1998, and Salim Bhatia and James L. Chitkowski, who would have been among the two (2) highest paid executive officers whose annual salary and bonuses exceeded $100,000 during 1998, but for the fact that such individuals were not serving as an executive officer of the Company at the end of 1998.

                                            ANNUAL COMPENSATION
                             --------------------------------------------------
                                                                  OTHER ANNUAL
       NAME AND                   SALARY             BONUS        COMPENSATION
  PRINCIPAL POSITION   YEAR         ($)             ($)(1)             ($)
--------------------- ------ ---------------- ------------------ --------------
David E. Orr          1998       350,004            175,000       (3)
 President and        1997       262,503            175,000       (3)
 Chief Executive      1996            (4)                (4)      (3)
 Officer (8)
Salim A. L. Bhatia    1998            (4)                (4)      (3)
 Chairman of the      1997       252,000                 (4)      (3)
 Board of             1996       190,008             95,285       (3)
 Directors (9)
J. Richard Jones      1998       150,000             67,500       (3)
 Executive Vice       1997       145,008                 (4)      (3)
 President and        1996       140,004             56,242       (3)
 Chief Technology
 Officer
James L. Chitkowski   1998       47,903                  (4)      (3)
 Vice President,      1997       132,500             30,000       (3)
 Sales and            1996       36,000                  (4)      (3)
 Marketing
David J. McLean       1998       170,004             75,000       (3)
 Vice President,      1997       120,006             10,000       (3)
 Engineering          1996       26,897                  (4)      (3)
Leonard D. Hayes      1998       135,000             54,000       (3)
 Vice President,      1997       118,334             28,128       (3)
 Operations           1996       110,004             18,200       (3)
Craig M. Swinn        1998        36,290            110,000(17)   (3)
 Vice President,      1997            (4)                (4)      (3)
 Sales and            1996            (4)                (4)      (3)
 Marketing
                                         LONG TERM COMPENSATION
                              --------------------------------------------
                                            AWARDS                PAYOUTS
                              ---------------------------------- ---------
                                 RESTRICTED        OPTIONS/         LTIP       ALL OTHER
       NAME AND                    STOCK             SARS         PAYOUTS    COMPENSATION
  PRINCIPAL POSITION   YEAR      AWARDS (#)         (#)(2)          ($)           ($)
--------------------- ------  --------------- ------------------ --------- ----------------
David E. Orr          1998           (4)        400,000(5)          (4)    397,650(6)
 President and        1997     80,000(5)        400,000             (4)    262,880(7)
 Chief Executive      1996           (4)             (4)            (4)           (4)
 Officer (8)
Salim A. L. Bhatia    1998           (4)             (4)            (4)    627,015(9)
 Chairman of the      1997           (4)        156,328(10)         (4)           (4)
 Board of             1996           (4)        107,110             (4)           (4)
 Directors (9)
J. Richard Jones      1998           (4)        121,204(11)         (4)           (4)
 Executive Vice       1997           (4)         68,596(12)         (4)           (4)
 President and        1996           (4)         32,608             (4)           (4)
 Chief Technology
 Officer
James L. Chitkowski   1998           (4)              (4)           (4)     90,000(13)
 Vice President,      1997           (4)         33,369(14)         (4)           (4)
 Sales and            1996           (4)              (4)           (4)           (4)
 Marketing
David J. McLean       1998           (4)        128,365(15)         (4)           (4)
 Vice President,      1997           (4)        108,365             (4)           (4)
 Engineering          1996           (4)         20,000             (4)           (4)
Leonard D. Hayes      1998           (4)         71,671(16)         (4)           (4)
 Vice President,      1997           (4)         41,299             (4)           (4)
 Operations           1996           (4)         15,372             (4)           (4)
Craig M. Swinn        1998           (4)        100,000             (4)     11,193(18)
 Vice President,      1997           (4)             (4)            (4)           (4)
 Sales and            1996           (4)             (4)            (4)           (4)
 Marketing

---------
(1) Amounts in column include bonus earned during the fiscal year but not necessarily paid during the fiscal year.

(2) Number of shares of Common Stock issuable upon exercise of options granted during 1998. The Company did not grant any Stock Appreciation Rights during 1998.

(3) Other Annual Compensation for executive officers is not reported as it is less than the required reporting threshold of the Securities and Exchange Commission.

(4)   No compensation of this type received.

(5) Restricted stock award was granted to Mr. Orr on March 27, 1997 at the then current market price of $10.12 per share. The aggregate value of the restricted stock was $235,200 at December 31, 1998, based on a price per share of $2.94.

      Includes 400,000 options deemed to be granted pursuant to the re-pricing, effective as of December 10, 1998, of an aggregate of 400,000 options previously granted to Mr. Orr.

(6) Includes $4,042 paid during 1998 to Mr. Orr for moving expenses and $247,045 of interest on $4,000,000 deposited in trust pursuant to Mr. Orr's employment agreement. For a discussion of Mr. Orr's employment agreement and the payment of interest on amounts deposited in trust, see "Employment Agreements." Also includes $64,563 for 1997 and $82,000 for 1998 contributions made to the BroadBand Technologies Supplemental Deferred Compensation Plan by the Company in 1998.

(7) Includes $87,493 paid during 1997 to Mr. Orr for moving expenses and $175,387 of interest on $4,000,000 deposited in trust pursuant to Mr. Orr's employment agreement. For a discussion of Mr. Orr's employment agreement and the payment of interest on amounts deposited in trust, see "Employment Agreements."

(8) Mr. Orr has served as the Company's President and Chief Executive Officer since April 1, 1997.

(9) Mr. Bhatia served as the Company's President and Chief Executive Officer until March 31, 1997. He continued to be employed as Chairman of the Board of Directors for the remainder of 1997. Mr. Bhatia ceased to be employed by the Company effective as of January 30, 1998. The Company paid Mr. Bhatia $627,015 in connection with the termination of Mr. Bhatia's employment.

(10) Includes 105,000 options deemed to be granted pursuant to the re-pricing, effective as of April 2, 1997, of an aggregate of 105,000 options previously granted to Mr. Bhatia.

(11) Includes 121,204 options deemed to be granted pursuant to the re-pricing, effective as of December 10, 1998, of an aggregate of 121,204 options previously granted to Dr. Jones.

(12) Includes 22,500 deemed to be granted pursuant to the re-pricing, effective as of April 2, 1997, of an aggregate of 22,500 options previously granted to Dr. Jones.

(13) Mr. Chitkowski ceased to be employed by the Company effective as of May 8, 1998. The Company paid Mr. Chitkowski $90,000 in connection with the termination of his employment.

(14) Includes 10,000 deemed to be granted pursuant to the re-pricing, effective as of April 2, 1997, of an aggregate of 10,000 options previously granted to Mr. Chitkowski.

(15) Includes 128,365 options deemed to be granted pursuant to the re-pricing, effective as of December 10, 1998, of an aggregate of 128,365 options previously granted to Mr. McLean.

(16) Includes 71,671 options deemed to be granted pursuant to the re-pricing, effective as of December 10, 1998, of an aggregate of 71,671 options previously granted to Mr. Hayes.

(17) Includes $60,000 paid to Mr. Swinn as a sign-on bonus, and $50,000 paid as a 1998 Retention Bonus.

(18)  $11,193 was paid to Mr. Swinn in 1998 for moving expenses.

EMPLOYMENT AGREEMENTS

     The Company has entered into an employment agreement with David E. Orr (the "Orr Employment Agreement"). Set forth below is a summary of certain terms of the Orr Employment Agreement. This summary is not a complete description of the terms and conditions of the Orr Employment Agreement and is qualified in its entirety by reference to the Orr Employment Agreement, a copy of which is filed as an exhibit to the Company's reports filed with the Securities and Exchange Commission.

     Mr. Orr was appointed the President and Chief Executive Officer of the Company effective as of April 1, 1997. Mr. Orr's term of employment is five years, but automatically extends for additional one-year periods unless either the Company or Mr. Orr terminates the Orr Employment Agreement by written notice to the other at least one year prior to the termination date then in effect. Mr. Orr's base annual compensation will be at least $350,000 and he was granted an incentive bonus of $175,000 for his first year of employment by the Company. Thereafter, he will be eligible for an incentive bonus in accordance with the Company's incentive compensation program, but the annual target bonus will be at least 50% of his then-current base salary. The Company also agreed to pay Mr. Orr a signing bonus in the amount of $4,000,000. To carry out this agreement, the Company placed in trust $4,000,000, which will be distributed to Mr. Orr on the earlier of the fifth anniversary of the Orr Employment Agreement or the termination of Mr. Orr's employment by the Company without cause. If Mr. Orr voluntarily terminates his employment before the fifth anniversary of the Orr Employment Agreement or the Company terminates his employment for cause before the fifth anniversary of the Orr Employment Agreement, the trust will not be distributed to Mr. Orr. He will receive a pro-rata portion of this amount upon an employment termination due to permanent disability. Interest on the amount deposited in trust will accrue and be payable to Mr. Orr periodically. In March 1999, the Company's Board of Directors approved modification of the employment agreement with Mr. Orr to provide that the trust, in which the $4,000,000 was placed, be converted from a Rabbi trust to a secular trust, with all income earned after the effective date to be paid annually to Mr. Orr on January 1 thereafter. All other conditions of the employment agreement were unchanged, including the term of the employment agreement. The secular trust was established in August, 1999.

     The Company has also issued to Mr. Orr 80,000 shares of the Company's Common Stock. Mr. Orr will forfeit such shares of Common Stock if his employment with the Company terminates for any reason prior to the fifth anniversary of the grant of the stock, unless the Company terminates him without cause. Mr. Orr was also granted a nonqualified stock option to purchase 350,000 shares of the Company's Common Stock (the "Option") at an exercise price of $12.50 per share, which was subsequently repriced to $3.25 per share as of December 10, 1998. The Option will become exercisable upon reaching certain performance goals, but is subject to accelerated vesting upon a Change in Control (as defined below) under certain circumstances.

     Mr. Orr's employment agreement also provided for a Supplemental Deferred Compensation Plan that was to be funded at $82,000 annually. The employment agreement was modified by the Board on May 18, 1999 to provide that the deferred compensation arrangement shall terminate and the annual amounts be paid directly to Mr. Orr, less any applicable tax withholdings.

     If the Company terminates his employment without cause during the term of the Orr Employment Agreement, Mr. Orr will receive, for two years after termination, payments based on his then-current base salary and his target bonus for the year in which the termination occurs. If a Change in Control occurs and the Company terminates his employment without cause during the three-year period commencing on the effective date of the Change in Control, the Company will: (i) either arrange for the full vesting of the Option or make a lump sum payment to him equal to the value lost under the Option; and (ii) pay him three lump sum payments, each in an amount equal to his base salary in effect on the date of the termination of his employment and his target bonus for the year in which such termination occurs. The Company will make such payments on the date of termination and the first and second anniversaries of the date of termination. The Orr Employment Agreement includes certain provisions restricting Mr. Orr's ability to compete with the Company or solicit the Company's employees, suppliers or customers for two (2) years after the termination of his employment.

     For the purposes of the Orr Employment Agreement, a "Change in Control" means: (i) a tender offer or other acquisition pursuant to which at least 50% of the Company's stock is purchased; (ii) the merger or consolidation of the Company with or into another corporation; (iii) the sale of all, or substantially all, of the Company's assets; (iv) the liquidation of the Company; or (v) the directors of the Company as of the commencement of the agreement or directors elected by the stockholders on the recommendation of at least two-thirds of such directors (or directors previously so elected) cease to be a majority of the Board of Directors.

     Effective January 31, 1998, Mr. Bhatia's employment by the Company ceased and, in accordance with his separation agreement, he will receive two (2) years of his current base salary of $252,000, in addition to certain other benefits. Mr. Bhatia's separation agreement also includes certain provisions restricting his ability to compete with the Company or solicit the Company's employees, suppliers or customers for two (2) years after he ceases to be employed by the Company.

STOCK OPTIONS GRANTED DURING FISCAL YEAR

     The following table sets forth information about the stock options granted to the named executive officers of the Company during 1998. No stock appreciation rights were granted to the named executive officers during 1998.

                       OPTION GRANTS IN LAST FISCAL YEAR



                                                                                  POTENTIAL REALIZED
                                                                                   VALUE AT ASSUMED
                                         % OF TOTAL                              ANNUAL RATES OF STOCK
                                          OPTIONS                                 PRICE APPRECIATION
                                         GRANTED TO     EXERCISE OR               FOR OPTION TERM (3)
                            OPTIONS     EMPLOYEES IN    BASE PRICE   EXPIRATION  ------------------------
NAME                        GRANTED   FISCAL YEAR (2)     ($/SH)        DATE         5%          10%
-------------------------- --------- ----------------- ------------ ----------- ----------- -------------
David E. Orr (1) .........  350,000          15.3           3.25     03/10/07    $563,446    $1,358,815
David E. Orr (1) .........   50,000           2.2           3.25     12/17/07    $ 89,827    $  221,368
Salim A. L. Bhatia .......        0           --             --            --          --            --
J. Richard Jones (1) .....   20,000            .9           3.25     01/26/03    $ 14,506    $   31,342
J. Richard Jones (1) .....   16,304            .7           3.25     01/30/06    $ 22,081    $   51,655
J. Richard Jones (1) .....   16,304            .7           3.25     01/30/06    $ 22,081    $   51,655
J. Richard Jones (1) .....   25,000           1.1           3.25     12/17/07    $ 44,913    $  110,684
J. Richard Jones (1) .....   21,096            .9           3.25     01/21/07    $ 33,306    $   80,027
J. Richard Jones (1) .....   22,500           1.0           3.25     06/27/05    $ 27,511    $   63,330
James L. Chitkowski ......        0           --             --            --          --            --
Leonard D. Hayes (1) .....    5,000            .2           3.25     03/27/07    $  8,105    $   19,570
Leonard D. Hayes (1) .....   15,000            .7           3.25     03/31/03    $ 11,392    $   24,724
Leonard D. Hayes (1) .....    7,686            .3           3.25     01/30/06    $ 10,410    $   24,351
Leonard D. Hayes (1) .....    7,686            .3           3.25     01/30/06    $ 10,410    $   24,351
Leonard D. Hayes (1) .....   25,000           1.1           3.25     12/17/07    $ 44,913    $  110,684
Leonard D. Hayes (1) .....    9,602            .4           3.25     01/21/07    $ 15,159    $   36,425
Leonard D. Hayes (1) .....    1,697            .1           3.25     01/21/07    $  2,679    $    6,438
David J. McLean (1) ......  100,000           4.4           3.25     12/17/07    $179,654    $  442,735
David J. McLean (1) ......    8,365            .4           3.25     01/21/07    $ 13,206    $   31,733
David J. McLean (1) ......   20,000            .9           3.25     11/19/06    $ 30,765    $   73,571
Craig M. Swinn ...........  100,000           4.4           1.63     10/19/08    $102,510    $  259,780

---------
(1) Deemed to be granted pursuant to the re-pricing, effective as of December 10, 1998, of previously issued options. For a discussion of the re-pricing of options, see "Re-pricing of Options."

(2) Options to acquire an aggregate of 2,393,461 shares of Common Stock of the Company were granted to all team members during 1998, including 1,829,861 options deemed to be granted pursuant to the re-pricing of previously issued options, effective as of December 10, 1998. Members of the Board of Directors were granted 111,900 options pursuant to the re-pricing of previously issued options, effective as of December 10, 1998. For a discussion of the re-pricing of options, see "Re-pricing of Options." Options to acquire an additional 171,900 shares of Common Stock were granted to nonemployee Directors of the Company during 1998.

(3) The potential realizable value of the options reported above was calculated by assuming 5% and 10% annual rates of appreciation of the Common Stock of the Company from the date of grant of the options until the expiration of the options. These assumed annual rates of appreciation were used in compliance with the rules of the Securities and Exchange Commission and are not intended to forecast future price appreciation of the Common Stock of the Company. The Company chose not to report the present value of the options because the Company does not believe any formula will determine with reasonable accuracy a present value because of unknown or volatile factors. The actual value realized from the options could be substantially higher or lower than the values reported above, depending upon the future appreciation or depreciation of the Common Stock during the option period and the timing of exercise of the options.

STOCK OPTIONS EXERCISED DURING FISCAL YEAR AND YEAR END VALUES OF UNEXERCISED OPTIONS

     The following table sets forth information about the stock options exercised by the named executive officers of the Company during 1998. No stock appreciation rights were exercised by the named executive officers during 1998.

       AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION

                                                                                        VALUE OF UNEXERCISED IN-THE-
                                                              NUMBER OF UNEXERCISED       MONEY OPTIONS AT FY-END
                                                              OPTIONS AT FY-END (#)                   ($)
                               SHARES ACQUIRED     VALUE    -------------------------  -----------------------------
                                 ON EXERCISE     REALIZED                                EXERCISABLE/UNEXERCISABLE
NAME                                 (#)          ($)(1)    EXERCISABLE/UNEXERCISABLE               (2)
----------------------------- ----------------- ---------- --------------------------- -----------------------------
David E. Orr ................        0              0              0/400,000                        0/0
Salim A. L. Bhatia ..........        0              0               84,853/0                        0/0
J. Richard Jones ............        0              0            46,289/74,915                      0/0
James L. Chitkowski .........        0              0                 0/0                           0/0
Leonard D. Hayes ............        0              0            37,514/49,157                      0/0
David J. McLean .............        0              0            4,000/124,365                      0/0
Craig M. Swinn ..............        0              0              0/100,000                     0/131,000

---------
(1) Upon exercise of the option, an option holder did not receive the amount reported above under the column Value Realized. The amounts reported above under the column Value Realized merely reflect the amount by which the value of the Common Stock of the Company, on the date the option was exercised, exceeded the exercise price of the option. The option holder does not realize any cash until the shares of Common Stock issued upon exercise of the options are sold.

(2) The value of the Common Stock of the Company at December 31, 1998 was $2.94 per share. Value was determined by taking the last sale price of the Common Stock of the Company on that date as reported by Nasdaq. The value of options was determined by subtracting the aggregate exercise prices of the options from the value of the Common Stock issuable upon exercise of the options.

RE-PRICING OF OPTIONS

     On March 27, 1997, the Board of Directors of the Company approved a re-pricing program for Underwater Options (those options which have an exercise price greater than the closing market price on the date of the re-pricing), pursuant to which option exercise prices were reduced to $9.75 per share, the fair market value of the Corporation's Common Stock as of April 2, 1997. In the case of the executives of the Company, the reduction in exercise prices applied to less than one-third of their total outstanding options. The executives also agreed to postpone the vesting of their repriced options by one year in exchange for the re-pricing. All other terms of the options remained unchanged. The option re-pricing for employees other than the executives selected by the Board was not conditioned on postponing vesting. The re-pricing program did not apply to nonqualified stock options or options held by the nonemployee directors of the Company.

     The basis for the Board of Directors' determination to approve the re-pricing was that: (i) the interest of the Company in providing a compensation incentive through the use of stock options would be adversely impacted as to employees whose incentive stock options had exercise prices substantially in excess of the market price of the Company's Common Stock ("Underwater Options");
(ii) in the Company's competitive environment, employees holding Underwater Options were seen to be vulnerable to being recruited by other employers who offer a more attractive incentive by granting stock options at current market prices; and (iii) the disruption to the Company's operations from the loss of key employees was likely to have an adverse effect on the Company.

     On December 10, 1998, the Board of Directors of the Company approved a re-pricing program for Underwater Options, pursuant to which option exercise prices were reduced to $3.25 per share, the fair market value of the Corporation's Common Stock as of December 10, 1998. The re-pricing program applied to all incentive stock options and to all nonqualified stock option held by current employees, executive officers, nonemployee directors of the Company, and others as named by the Board of Directors. The basis for the Board of Directors' determination to approve the re-pricing was that management views the Company as a re-start up with all the challenges of attracting and retaining team members through stock options that currently reflect low market value.

     The table below sets forth information concerning re-pricings of stock options held by any executive officer of the Company during the last ten completed fiscal years:

                        TEN-YEAR OPTION/SAR RE-PRICINGS

                                        NUMBER OF                                                           LENGTH OF
                                        SECURITIES                                                       ORIGINAL OPTION
                                        UNDERLYING     MARKET PRICE OF   EXERCISE PRICE                  TERM REMAINING
                                         OPTIONS      STOCK AT TIME OF     AT TIME OF     NEW EXERCISE     AT TIME OF
NAME                         DATE     RE-PRICED ($)    RE-PRICING ($)    RE-PRICING ($)     PRICE ($)      RE-PRICING
------------------------- ---------- --------------- ------------------ ---------------- -------------- ----------------
Salim A.L. Bhatia ....... 04/02/97        25,000             9.75              26.63           9.75            6.64
                          04/02/97        35,000             9.75              25.25           9.75            8.24
                          04/02/97        45,000             9.75              18.00           9.75            8.75
Timothy K. Oakley ....... 04/02/97        25,000             9.75              23.50           9.75            9.14
James L. Chitkowski ..... 04/02/97        10,000             9.75              16.50           9.75            9.63
Carl A. Kammire ......... 04/02/97        15,000             9.75              17.50           9.75            8.64
David J. McLean ......... 04/02/97        20,000             9.75              16.50           9.75            7.02
Kris Nasta .............. 04/02/97        30,000             9.75              19.13           9.75            7.02
J. Richard Jones ........ 04/02/97        22,500             9.75              25.25           9.75            8.24
Loretta M. Woodall ...... 04/02/97        15,000             9.75              25.00           9.75            8.00
David E. Orr ............ 12/10/98       350,000             3.25              12.50           3.25            8.25
David E. Orr ............ 12/10/98        50,000             3.25               3.63           3.25            9.02
J. Richard Jones ........ 12/10/98        20,000             3.25              10.00           3.25            4.13
J. Richard Jones ........ 12/10/98        16,304             3.25              17.25           3.25            7.14
J. Richard Jones ........ 12/10/98        16,304             3.25              17.25           3.25            7.14
J. Richard Jones ........ 12/10/98        22,500             3.25               9.75           3.25            6.55
J. Richard Jones ........ 12/10/98        21,096             3.25              13.37           3.25            8.12
J. Richard Jones ........ 12/10/98        25,000             3.25               3.63           3.25            9.02
Leonard D. Hayes ........ 12/10/98        15,000             3.25               4.05           3.25            4.30
Leonard D. Hayes ........ 12/10/98         7,686             3.25              17.25           3.25            7.14
Leonard D. Hayes ........ 12/10/98         7,686             3.25              17.25           3.25            7.14
Leonard D. Hayes ........ 12/10/98         5,000             3.25              10.13           3.25            8.29
Leonard D. Hayes ........ 12/10/98         9,602             3.25              13.37           3.25            8.12
Leonard D. Hayes ........ 12/10/98         1,697             3.25              13.37           3.25            8.12
Leonard D. Hayes ........ 12/10/98        25,000             3.25               3.63           3.25            9.02
David J. McLean ......... 12/10/98        20,000             3.25               9.75           3.25            7.94
David J. McLean ......... 12/10/98         8,365             3.25              13.37           3.25            8.12
David J. McLean ......... 12/10/98       100,000             3.25               3.63           3.25            9.02
Kris Nasta .............. 12/10/98         8,734             3.25              17.25           3.25            7.14
Kris Nasta .............. 12/10/98         8,734             3.25              17.25           3.25            7.14
Kris Nasta .............. 12/10/98        30,000             3.25               9.75           3.25            5.33
Kris Nasta .............. 12/10/98        11,173             3.25              13.37           3.25            8.12
Kris Nasta .............. 12/10/98        30,000             3.25               3.63           3.25            9.02
Loretta M. Woodall ...... 12/10/98         6,987             3.25              17.25           3.25            7.14
Loretta M. Woodall ...... 12/10/98         6,987             3.25              17.25           3.25            7.14
Loretta M. Woodall ...... 12/10/98        15,000             3.25               9.75           3.25            6.31
Loretta M. Woodall ...... 12/10/98         9,165             3.25              13.37           3.25            8.12
Loretta M. Woodall ...... 12/10/98        25,000             3.25               3.63           3.25            9.02

DIRECTORS' STOCK OPTION PLAN

     The Board of Directors of the Company approved the Directors' Stock Option Plan (the "Formula Plan") on March 23, 1994. The Formula Plan was approved by the stockholders of the Company on May 23, 1994. The Formula Plan was established to allow the Company to grant stock options to compensate Directors of the Company who are not full-time team members of the Company ("Eligible Directors") while at the same time allowing for disinterested administration of the other stock option plans of the Company under Rule 16b-3 of the Securities and Exchange Commission. The Formula Plan was terminated as to future grants effective May 19, 1998 with the approval of the Equity Compensation Plan (the "ECP") by the shareholders.

     The Formula Plan was administered by the Compensation Committee of the Company (the "Committee"), but the termination, vesting, exercise, date of issuance and exercise price of options are fixed by the terms of the Formula Plan. No future grants of options will be made under the Formula Plan.

     The Formula Plan and the Equity Compensation Plan provide that each Eligible Director would be initially granted options to acquire 10,000 shares of Common Stock of the Company upon his initial appointment to the Board (the "Initial Grant"). In addition, on the date of the annual meeting of stockholders, each Eligible Director would be granted options to purchase an additional 1,000 shares of Common Stock of the Company (the "Annual Grant"). Effective as of March 17, 1998, Annual Grants will be made to each Eligible Director of options to purchase 5,000 shares of Common Stock, and options to purchase 10,000 shares of Common Stock will be granted to a new Director upon the appointment of the new Director. The exercise price of all options granted under the Formula Plan or the ECP equals the fair market value of the Common Stock of the Company on the date of grant.

     The Board of Directors approved the Equity Compensation Plan on March 17, 1998. The Equity Compensation Plan was approved by the Stockholders on May 19, 1998. The Equity Compensation Plan provides for the grant of a number of different types of equity-based compensation awards under one plan. Awards under the Equity Compensation Plan may be made to participants in the form of incentive stock options, nonqualified stock options, restricted stock and other forms of equity-based compensation as may be provided and are permissible under the Equity Compensation Plan. The Equity Compensation Plan is administered by the Compensation Committee. The ISO Plan, Nonqualified Plan and Formula Plan were terminated as to future grants effective May 19, 1998.

     Initial Grants to Eligible Directors in 1994 were reduced to less than 10,000 shares for certain Directors whose options under the Company's 1992 Nonqualified Stock Option Plan had not vested. On March 17, 1998 Dr. Lee, Dr. Hutchins, and Mr. Clark were each granted options for 10,000 shares under the Formula Plan in recognition of their efforts bringing in new management and establishing a new strategy for the Corporation. Mr. Alan Negrin was granted options pursuant to the Formula Plan for 10,000 shares upon his appointment as a new Director on April 27, 1998. The following options were issued to Directors under the Formula Plan: Mr. Clark was granted options for 19,000 shares, Dr. Lee was granted options for 24,000 shares, Dr. Hutchins was granted options for 21,500 shares, Mr. Negrin was granted options for 10,000 shares, Mr. McLernon (who resigned as a member of the Company's Board of Directors, effective as of January 26, 1998) was granted options for 9,000 shares, and Mr. Boswell (who resigned as a member of the Board of Directors, effective as of May 20, 1997) was granted options for 10,500 shares.

     Effective May 19, 1998, all grants made to Directors will be granted pursuant to the Equity Compensation Plan. Eligible Directors were each granted options for 5,000 shares from the Equity Compensation Plan on May 19, 1998 as an Annual Grant. On May 18, 1999, Eligible Directors were granted options for 5,000 shares as an annual grant under the Equity Compensation Plan. To date the following options have been issued to Directors under the Equity Compensation
Plan: Mr. Clark has been granted options for 10,000 shares, Dr. Lee has been granted options for 10,000 shares, Dr. Hutchins has been granted options for 10,000 shares, and Mr. Negrin has been granted options for 10,000 shares. The exercise price of all options granted under the Equity Compensation Plan equals the fair market value of the Common Stock of the Company on the date of grant.

     Initial Grants vest in three equal installments, except that the Initial Grants made in 1994 vest in accordance with categories in the Formula Plan based on the service provided to the Company by each Eligible Director prior to the Initial Grant. Annual Grants under the Formula Plan vest in all cases on the date of the annual meeting of stockholders of the Company that follows the date of the Annual Grant. Annual Grants under the Equity Compensation Plan generally vest on the date of the annual meeting of stockholders; but in any case vest 12 months after date of grant.

RETIREMENT SAVINGS PLAN

     The Company has a retirement savings plan for its team members that is intended to qualify under Sections 401(a) and 401(k) of the Internal Revenue Code. Eligible team members are permitted to contribute to the retirement savings plan through payroll deductions within statutory limitations and subject to limitations included in the retirement savings plan. The Company matches fifty percent (50%) of the first six percent (6%) of salary deferrals of participants in the retirement savings plan. In 1997, the Company converted administration and investment of assets held under the 401(k) plan from Paine Webber to Fidelity Institutional Retirement Services Company to enhance its competitiveness and reduce administration burden and costs.

FLEXIBLE BENEFITS PLAN

     The Company has a flexible benefits plan for its team members that are intended to qualify under Section 125 of the Internal Revenue Code. Eligible team members are entitled to deduct team member paid premiums for the Company's group medical plan from pre-tax salary, subject to any limitations included in the flexible benefits plan and under applicable law.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Until January 26, 1998, the members of the Compensation Committee of the Board of Directors were Mr. Clark (Chairman) and Mr. McLernon (who resigned as a member of the Company's Board of Directors, effective as of January 26,
1998). Since January 26, 1998, Mr. Clark (Chairman) and Dr. Lee have been the members of the Compensation Committee. Mr. Clark and Dr. Lee are nonemployee directors; Mr. McLernon was a nonemployee director.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     The Compensation Committee reviews salary and bonus incentives for executives, and makes recommendations to the Board for consideration and approval. The Compensation Committee also administers the Equity Compensation Plan, which enables the Company to offer stock through options or other equity-based compensation awards for the purpose of attracting and retaining team members and others who provide services of value to the Company.

     The actions taken by the Committee and a description of the effect on the 1998 compensation of Mr. Orr, President and CEO of the Company, are discussed below:

COMPENSATION STRATEGY

     The Committee is responsible for ensuring that executive compensation is based on objective measures of performance by the Company, the individual and, where appropriate, the organizational unit. The Committee also believes that compensation should vary with corporate performance and should be driven by the long-term interests of the stockholders. The compensation strategy being followed by the Committee is based on the following principles:

       -- Base salary ranges at all levels should be competitive and movement within the range should award performance and contribution to the Company.

       -- Bonus compensation should become a larger part of total compensation as the Company grows and/or as a team member takes on greater responsibilities; payouts should be based on performance relative to well-defined targets and measures that influence growth in the value of the Company's stock.

       -- Stock options and other forms of equity interest should be granted broadly within the Company. This promotes and increases personal interest in the welfare of the Company, and encourages team members to think and act like owners. The specific agreements should have terms that encourage continued employment, and should provide long-term incentives for all participating team members, thereby aiding the continued growth and financial success of the Company.

       -- Retirement and benefit packages should be competitive and designed to promote career commitment to the Company.

     The compensation program for executives is composed of four key elements: base salary, annual bonus, equity ownership and retirement plan benefits. For the executive officer levels, the Committee continues to benchmark total compensation opportunities (base salaries, annual incentives and long-term incentives) at the 50th percentile market consensus for companies with annual revenues of approximately $250 million. Although this is substantially higher than the Company's current revenue base, it is more representative of the types of companies that the Company competes with for executive talent.

     In terms of compensation mix, the Company is relying primarily on heightened levels of annual and long-term incentives as the primary means of achieving a market-competitive status.

COMPENSATION ACTIONS

     In determining the annual compensation shown in the salary column of the Summary Compensation Table, the Committee deviated from past practices in 1998. Unlike other years where target awards were set based on annual financial, strategic and individual goals approved by the Committee at the beginning of the year, 1998 bonuses were set for the purpose of retaining certain key executives who could implement the initiatives necessary to launch a new product in early 2000. By mid-year, this team had developed these initiatives and begun product development activity.

     Stock options are granted broadly within the Company. Options generally vest in installments over a number of years to encourage team members to remain employed by the Company. There were no option grants for executives in 1998 because in December 1997 the Committee implemented a retention grant that was larger than typical annual grants. The retention grant covers a two-year grant period while the Company focuses on product development opportunities. The Committee did grant additional options to promoted employees and certain key contributors in 1998.

     The welfare benefits provided to executives are competitive to market and are made available to all team members. This includes participation in the Retirement Savings Plan (401(k) Plan) for which the Company matches fifty percent (50%) of a team member's salary deferrals, up to six percent (6%) of salary.

CEO COMPENSATION

     Base Salary: Mr. Orr was hired in April 1997 at an annual salary of $350,000, per his employment agreement and competitive to market consensus levels. This remained the same in 1998.

     Bonus: Net loss for 1998 was $30.9 million compared with $37.9 million for 1997, when adjusted for one-time events. The one-time adjustments were derived primarily from agreements with Lucent and Bosch Telecom. This resulted in reducing the Company's net loss by $28.1 million and increasing shareholder equity by a similar amount. These agreements, among others, also resulted in $24.0 million of cash payments to the Company. These results were accomplished in concert with the creation and early implementation of the Company's new strategy relative to the Lucent Settlement Agreement, Bosch Telecom GbH Agreement, and the initial development of the New Platform (a new generation access product) that is being designed to compete in the market on price, architecture, features and other factors. In addition, there was significant reduction in the Company's expenditures and its cash consumption. Based on the progress the Company has made in implementing the new strategy, Mr. Orr's $175,000 bonus was paid in April 1999 per the terms of his Employment Agreement.

     Also in accordance with his Employment Agreement, the Company established a Supplemental Deferred Compensation Plan. Mr. Orr elected to defer $143,500 in 1998. As a result of the modification to Mr. Orr's employment agreement by the Board on May 18, 1999, Mr. Orr received a payment of $151,000 from the Supplemental Deferred Compensation Plan in August 1999.

STOCK OPTIONS

     As part of his Employment Agreement, Mr. Orr was granted 350,000 nonqualified stock options which will become exercisable upon meeting certain performance goals. He also was issued 80,000 shares of the Company's Common Stock, which he will forfeit if his employment with the Company terminates for any reason prior to the fifth anniversary of the grant of the stock, unless the Company terminates him without cause. On December 17, 1997, Mr. Orr was granted 50,000 nonqualified stock options which will vest over four (4) years. There were no new grants to Mr. Orr in 1998.

CONCLUSION

     The Committee believes the quality of executive leadership makes a significant difference in the long-term performance of the Company, and that it is in the stockholders' interest to award compensation that rewards high expectations and continuous improvement, as long as there is risk when expectations are not met or when improvement does not occur. The Committee also believes incentives should relate to corporate performance, so all team members think and act like owners in their desire to maximize shareholder value. The Committee believes the current compensation program is making progress toward these goals.

   The Compensation Committee:
   Mr. Richard P. Clark, Chairman
   Dr. Charles T. Lee

                               PERFORMANCE GRAPH

     The graph below is a line presentation on an indexed basis for the period commencing on July 1, 1993 (the initial trading date of the Company's Common Stock) and ending on August 31, 1999, comparing the Company's cumulative stockholder return for that period to the cumulative total return of The Nasdaq Stock Market (US) and the Nasdaq Non-Financial Stocks. The total return is based on a $100 investment on July 1, 1993 and assumes the dividends were reinvested quarterly.

                    COMPARATIVE FIFTY-SIX MONTH TOTAL RETURNS
                      July 1, 1993 through August 31, 1999
                        For BroadBand Technologies, Inc.,
                          Nasdaq Stock Market (US) and
                           Nasdaq Non-Financial Stocks

[BAR CHART APPEARS HERE]
                7/1/93      12/31/93     12/31/94      12/31/95      12/31/96      12/31/97      12/31/98       8/31/99
BroadBrand      $100.00     $111.40      $107.01       $ 57.02        $ 51.75      $ 14.47         $  9.25       $  6.69
NASDAQ Stock
Market (US)     $100.00     $110.43      $107.94       $152.65        $187.77      $230.47         $293.20       $367.56
NASDAQ
Non-Financial   $100.00     $112.05      $107.74       $150.15        $182.41      $214.20         $279.81       $359.56
Peer Group
Source: NASDAQ  $100.00     $116.86      $111.75       $126.48        $180.20      $208.71         $191.62       $387.84

---------
The Peer Group consists of ADC Telecommunications; Advanced Fibre
Communications, Inc.; Andrew Corporation; Aware, Inc.; Ciena Corporation; General Instruments; General Semiconductor; Newbridge Networks; Pairgain Technologies; Qualcomm, Inc.; Scientific-Atlanta, Inc.; Tellabs, Inc.; and Westell Technologies, Inc.

                                  PROPOSAL 2

                    TO AMEND THE CERTIFICATE OF INCORPORATION
              TO CHANGE THE COMPANY'S NAME TO PLIANT SYSTEMS, INC.

     On September 21, 1999 the Company's Board of Directors authorized an amendment of the Company's Certificate of Incorporation to change the Company's name from BroadBand Technologies, Inc. to Pliant Systems, Inc. The stockholders are being asked to approve this amendment. The amendment will be filed with the Secretary of State of the State of Delaware if approved by the stockholders.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION TO CHANGE THE COMPANY'S NAME TO PLIANT SYSTEMS, INC.

     In the judgment of the Board of Directors, the name BroadBand Technologies has become so ubiquitous in the communications industry that neither the Company nor its products are distinguishable from other companies operating in the same space. The resulting confusion makes it virtually impossible to project the Company, its new position or products in the telecommunications industry.

     The new name is intended to pair the corporate name with the Pliant System trade name that has been adopted as part of the Company's new branding strategy. The primary objective of the Pliant Systems branding strategy is to provide a single name image to reposition the Company and its products as a more flexible solution to the evolutionary data and telephony changes occurring in the communications industry.

                                  PROPOSAL 3

              TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION
          TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK
                     FROM 30,000,000 TO 65,000,000 SHARES

     On September 21, 1999, the Board authorized an amendment of the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock, par value $.01 per share ("Common Stock"), from 30,000,000 to 65,000,000 shares. The stockholders are being asked to approve this proposed amendment. As of September 30, 1999, 13,475,525 shares of Common Stock were issued and outstanding, and 3,850,000 shares were reserved for issuance under the Company's stock plans and employee stock purchase plan, and 1,007,813 shares reserved for potential exercise of warrants. The amendment will be filed with the Secretary of State of the State of Delaware if approved by the stockholders.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK TO 65,000,000.

     The Board believes that the proposed increase is desirable so that, as the need may arise, the Company will have more flexibility to issue shares of Common Stock without the expense and delay of a special stockholders' meeting, in connection with a possible debt restructuring transaction, equity financings, future opportunities for expanding the business through investments or acquisitions, management incentive and employee benefit plans and for other general corporate purposes.

     Authorized but unissued shares of the Company's Common Stock may be issued at such times, for such purposes and for such consideration as the Board of Directors may determine to be appropriate without further authority from the Company's stockholders, except as otherwise required by applicable law or stock exchange policies. Although the Company has no specific plans to use the additional shares of Common Stock for anti-takeover purposes, such shares could be used for such purposes in the future.

DEBT RESTRUCTURING NEGOTIATIONS

     In late 1998, the Company and its financial advisor, CIBC Oppenheimer Corp., began negotiating a restructuring of the Company's $115,000,000 5% convertible subordinated notes, which do not become due, except for interest payments, until May 2001. Through the debt restructuring negotiations and resulting transaction, the Company is seeking to extend the due date for a significant portion of the debt, which may result in the debt holders receiving a combination of cash and equity and/or debt securities with an extended maturity date. The Company is seeking to have the maturity date of a significant portion of the principal extended until after the Company has had an opportunity to introduce its new generation access product (the "New Platform") into the market. As of the date of this Proxy Statement, the Company is actively continuing negotiations with a committee representing a substantial majority of the convertible subordinated noteholders. Significant progress has been made on defining the structure, terms and conditions related to the restructuring of the subordinated notes.

To date, however, the Company and the noteholders have not entered into an agreement on all terms of a restructuring plan and there can be no assurance that an agreement will be reached with the noteholders. Should an agreement be reached, however, on terms currently under discussion, the Company believes the number of authorized shares that are not issued and are not reserved for other purposes would be inadequate under the current Certificate of Incorporation and the proposed increase in the number of authorized shares of Common Stock would be necessary to accommodate the conversion features of new securities the Company may issue to the noteholders, as well as for other corporate purposes.

OTHER FINANCING REQUIREMENTS

     Whether or not the Company is successful in negotiating a restructuring agreement with its noteholders, the Company anticipates that it will be required to raise capital. Such capital would be required to either raise $115 million to repay the notes in May 2001, to fund any repurchase of the notes prior to May 2001, and to fund continuing implementation of the Company's business plan. The Company believes that the current number of authorized shares that are not issued and are not reserved for other purposes is inadequate to meet the anticipated capital raising requirements of the Company.

STOCK OPTIONS

     Whether or not the Company is successful in negotiating a restructuring agreement with its noteholders, it is likely that substantial dilution would occur for existing holders of Common Stock of the Company and for option holders resulting from a transaction with the noteholders and/or another financing transaction. In that event, the Company anticipates that it will become necessary to grant substantial numbers of options to retain key employees and management. The number of shares required is likely to be greater than the number of shares available under the current option plans and equity compensation plans of the Company even after the amendment described in the proposal discussed later in this Proxy Statement. Consequently, it is anticipated that a substantial number of additional shares being authorized by the proposed amendment to the Company's Certificate of Incorporation will be utilized for employee and management options.

     The increase in authorized Common Stock will not have any immediate effect on the rights of existing stockholders. However, the Board will have the authority to issue authorized Common Stock without requiring future stockholder approval of such issuances, except as may be required by applicable law or exchange regulations. To the extent that additional authorized shares are issued in the future, they will decrease the exiting stockholders' percentage equity ownership and, depending upon the price at which they are issued, could be dilutive to the existing stockholders. The holders of Common Stock have no preemptive rights.

ANTI-TAKEOVER PROVISIONS

     The additional shares of Common Stock that would be authorized by the proposed amendment to the Company's Certificate of Incorporation would be available to the Company to deter hostile takeovers or to delay or prevent changes in control or management of the Company. Such uses could involve the sale of shares to management or to an investor or strategic partner that is friendly to the management of the Company.

     Certain provisions of the Company's Restated Certificate of Incorporation of the Company (the "Certificate") and several statutory provisions also could have possible anti-takeover effects. These provisions could have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of the Company and may limit the price that certain investors may be willing to pay in the future for shares of the Common Stock. The Company's Certificate of Incorporation authorizes the issuance of preferred stock with designations, rights and preferences determined from time to time by the Board of Directors, without further action by the stockholders. These provisions could have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of the Company and may limit the price that certain investors may be willing to pay in the future for shares of the Common Stock. Additionally, the Restated Certificate of Incorporation of the Company (the "Certificate"), and the Amended and Restated Bylaws of the Company (the "Bylaws") and applicable provisions of the Delaware General Corporation Law (the "DGCL") contain several provisions that may make more difficult the acquisition of control of the Company without the approval of the Board of Directors of the Company, including provisions to, among other things (i) classify the Company's Board of Directors into three classes, each of which (after an initial transition period) serves for staggered three-year periods; (ii) provide that a director of the Company may be removed by the stockholders only for cause; (iii) provide that only the President, the Chairman of the Board, a majority of the Board of Directors or the holders of shares entitled to cast a majority of the votes entitled to be cast by all outstanding shares may call special meetings of the stockholders; and (iv) provide that the stockholders may take action only at a meeting of the stockholders. A supermajority vote of the holders of shares entitled to cast seventy-five percent (75%) of the votes entitled to be cast by all outstanding shares is required to change the provisions described in (i),
(iii) and (iv)
above. With certain exceptions, Section 203 of the DGCL ("Section 203") imposes certain restrictions on mergers and other business combinations between the Company and any holder of fifteen percent (15%) or more of the Common Stock.

     On November 19, 1996, the Board of Directors declared a dividend distribution of one (1) preferred share purchase right (a "Right") for each share of Common Stock of the Company outstanding as of the close of business on December 23, 1996 (the "Record Date"), each Right initially representing the right to purchase for Two Hundred Fifty Dollars ($250) (the "Purchase Price") one one-thousandth (1/1000th) of a share of Preferred Stock of the Company. The description and terms of the Rights are set forth in a Rights Agreement between the Company and First Union National Bank, as Rights Agent (the "Rights Agreement").

     Initially, the Rights have been attached to all Common Stock certificates representing shares then outstanding, and no separate Rights Certificate has been distributed. The Rights will separate from the Common Stock and a distribution of Rights Certificates will occur (the "Distribution Date") upon the earlier of (i) ten (10) days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of fifteen percent (15%) or more of the outstanding shares of Common Stock (the "Stock Acquisition Date"); or (ii) ten (10) business days (or such later date as the Board shall determine) following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning fifteen percent (15%) or more of such outstanding shares of Common Stock. Until the Distribution Date, (i) the Rights are evidenced by the Common Stock certificates and will be transferred with and only with such Common Stock certificates; (ii) Common Stock certificates issued after the record date of the distribution contain a notation incorporating the Rights Agreement by reference; and (iii) the surrender for transfer of any certificates for Common Stock outstanding also constitute the transfer of the Rights associated with the Common Stock represented by such certificate.

     The Rights are not exercisable until the Distribution Date and will expire at the close of business on November 19, 2006, unless earlier redeemed by the Company as described below. Pursuant to the Rights Agreement, the Company reserves the right to require prior to the occurrence of a Triggering Event (as defined below) that, upon any exercise of Rights, a number of Rights be exercised so that only whole shares of Preferred Stock will be issued. As soon as practicable after the Distribution Date, Rights Certificates will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and, thereafter, the separate Rights Certificates alone will represent the Rights. Except as otherwise determined by the Board of Directors and except in connection with shares of Common Stock issued upon the exercise of employee stock options or the conversion of convertible securities, only shares of Common Stock issued prior to the Distribution Date will be issued with Rights.

     In the event that, at any time following the Distribution Date, any Person (subject to certain exceptions) becomes an Acquiring Person except pursuant to an offer for all outstanding shares of Common Stock which a majority of the members of the Board of Directors who are not officers of the Company and who are not representatives, nominees, affiliates or associates of an Acquiring Person determines to be fair to, and otherwise in the best interests of, stockholders, each holder of a Right will thereafter have the right to receive, upon exercise, Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two (2) times the exercise price of the Right. Notwithstanding any of the foregoing, if any Person (subject to certain exceptions) becomes an Acquiring Person (except pursuant to an offer for all outstanding shares of Common Stock as described above), all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void.

     For example, at an exercise price of Two Hundred Fifty Dollars ($250.00) per Right, each Right not owned by an Acquiring Person (or by certain related parties) following an event set forth in the preceding paragraph would entitle its holder to purchase Five Hundred Dollars ($500.00) worth of Common Stock (or other consideration, as noted above) for Two Hundred Fifty Dollars ($250.00). Assuming that the Common Stock had a per share value of Twenty-Five Dollars ($25.00) at such time, the holder of each valid Right would be entitled to purchase twenty (20) shares of Common Stock for Two Hundred Fifty Dollars ($250.00).

     At any time after a Person becomes an Acquiring Person, the Board of Directors may, at its option, issue shares of Common Stock in exchange for all or part of the then outstanding and exercisable Rights (other than Rights owned by such Acquiring Person, which would become null and void) at an exchange ratio of one (1) share of Common Stock for each Right, subject to adjustment. This exchange would allow holders of Rights to benefit from the Rights without paying cash to exercise the Rights.

     In the event that, at any time following the Stock Acquisition Date, (i) the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving corporation or its Common Stock is changed or exchanged (other than a merger which follows an offer for all outstanding shares of Common Stock which a majority of the members of the Board of Directors who are not officers of the Company and who are not representatives, nominees, affiliates or associates of an Acquiring Person determines to be fair to, and otherwise in the best interests of, stockholders); or (ii) fifty percent (50%) or more of the Company's assets or earning power is sold or transferred, each holder of a Right (except Rights which previously have been voided as described above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two (2) times the exercise price of the Right. The events set forth in this paragraph and in the second preceding paragraph are referred to as the "Triggering Events."

     The Purchase Price payable, and the number of units of the Company's Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Stock; (ii) if holders of the Preferred Stock are granted certain rights or warrants to subscribe for Preferred Stock or securities convertible into Preferred Stock or equivalent preferred stock at less than the current market price of the Preferred Stock; or (iii) upon the distribution to holders of the Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to at least one percent (1%) of the Purchase Price. No fractional units will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Stock on the last trading date prior to the date of exercise.

     At any time prior to the twentieth (20th) day following a public announcement that a Person has become an Acquiring Person (or such later date as the Continuing Directors may determine in their discretion), the Company may redeem the Rights in whole, but not in part, at a price of One Cent ($.01) per Right (payable in cash, stock or other consideration deemed appropriate by the Board). Immediately upon the action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the One Cent ($.01) redemption price. "Continuing Director" shall mean (i) any member of the Board of Directors of the Company, while a member of the Board, who is not an Acquiring Person, or an affiliate or associate of an Acquiring Person, or a representative of an Acquiring Person or of any such affiliate or associate, and who was a member of the Board prior to the date of this Agreement; or (ii) any Person who subsequently becomes a member of the Board, while a member of the Board, who is not an Acquiring Person, or an affiliate or associate of an Acquiring Person, or a representative of an Acquiring Person or of any such affiliate or associate, if such Person's nomination for election or election to the Board is recommended or approved by a majority of the Continuing Directors.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to the Company, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Common Stock (or other consideration) of the Company or for common stock of the acquiring company as set forth above.

     Any of the provisions of the Rights Agreement may be amended by the Board of Directors of the Company prior to the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement may be amended by the Board in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), or to shorten or length any time period under the Rights Agreement; provided, however, that no amendment to adjust the time period governing redemption shall be made at such time as the Rights are not redeemable.

     The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company without conditioning the offer on the Rights being redeemed or a substantial number of Rights being acquired, and under certain circumstances the Rights beneficially owned by such a person or group may become void. The Rights should not interfere with any merger or other business combination approved by the Board of Directors because, if the Rights would become exercisable as a result of such merger or business combination, the Board of Directors may, at its option, at any time prior to the time that any Person becomes an Acquiring Person, redeem all (but not less than all) of the then outstanding Rights at the redemption price described above.

                                  PROPOSAL 4

                     TO AMEND THE EQUITY COMPENSATION PLAN

     On September 21, 1999, the Company's Board of Directors authorized the adoption of an amendment to the Equity Compensation Plan which increases the number of shares reserved for issuance thereunder by a total of 650,000 shares of Common Stock. The stockholders are being asked to approve this amendment to the Equity Compensation Plan.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE PROPOSAL TO APPROVE AN INCREASE IN THE NUMBER OF SHARES RESERVED FOR ISSUANCE UNDER THE EQUITY COMPENSATION PLAN BY A TOTAL OF 650,000 SHARES.

     The ability to offer stock through options or other equity-based compensation awards has been and will continue to be a necessary and beneficial method by which the Company can retain the services of employees and attract competent personnel. The Board of Directors believes that the Equity Compensation Plan will continue to promote the growth and prosperity of the Company by providing team members and others with an additional incentive to contribute their best efforts to the Company. The Board of Directors believes that equity-based compensation awards create this incentive by providing the recipient with an opportunity to acquire a proprietary interest in the Company and thereby providing a means to participate in the future growth of the Company.

     The Board of Directors has determined that retention of qualified employees is critical to the success of the Company and it is a challenge to do that in the extremely competitive employment environment of Research Triangle Park in which the Company operates. The Company believes these pressures necessitate that significant stock options be utilized to attract and retain the appropriate skill sets. The proposed amendment will bring the number of shares reserved for issuance under the Equity Compensation Plan to 900,000.

     The Board also believes that the continued sizable operating losses of the Company and the current uncertainty among employees from the ongoing debt restructuring negotiations relative to the $115,000,000 5% convertible subordinated debentures have increased the perceived risk of the Company as a stable employer. The Board of Directors desires to better balance the perceived ratio of risk to reward in order to retain critical talent without significantly increasing the Company's cash compensation requirements. Future grants under the Equity Compensation Plan will assist the Company in accomplishing this objective.

     As indicated under the proposal of the Company to amend its Certificate of Incorporation to increase the number of authorized shares, the Company may need to amend the Equity Compensation Plan in the future in order to further increase the number of shares of Common Stock which may be issued thereunder.

SUMMARY

     The Company currently maintains one stock option plan, the Equity Compensation Plan. The Formula Plan, Nonqualifying and ISO Plans were terminated effective May 19, 1998 as to future grants. However, these plans remain in effect with respect to all options previously granted by the Company pursuant to these plans. In addition, if options previously granted under these plans expire, are canceled or are forfeited, the shares of Common Stock that become available following such expirations, cancellations or forfeitures will automatically transfer and become available for issuance under the Equity Compensation Plan. Following the stockholders' approval of the Equity Compensation Plan on May 19, 1998, the Company consolidated its existing stock option plans in a single equity compensation plan to provide the Company greater flexibility in the administration of the Company's equity compensation program.

     The following table summarizes the number of shares available for future grants under the Equity Compensation Plan as of September 30, 1999:

                                                              NUMBER OF SHARES AVAILABLE
                                                                  FOR FUTURE GRANTS
PLAN                                                            AT SEPTEMBER 30, 1999
------------------------------------------------------------ ---------------------------
      Rollover from 1988 Incentive Stock Option Plan
        as of May 19, 1998 .................................             123,260
      Rollover from 1992 Nonqualified Stock Option Plan
        as of May 19, 1998 .................................             294,149
      Rollover from the Directors' Stock Option Plan
        as of May 19, 1998 .................................              26,834
      Equity Compensation Plan as of May 19, 1998 ..........             250,000
                                                                         -------
                                                                         694,243
                                                                         -------
      Grants from May 19, 1998 to September 30, 1999 .......          (1,062,300)
      Cancellations from May 19, 1998 to September 30, 1999              636,618
                                                                      ----------
      Total Available for Future Grants under the Equity
        Compensation Plan ..................................             268,561
                                                                      ==========

     The table below sets forth for each of the executive officers named in the Summary Compensation table, all current executive officers as a group, all current directors who are not executive officers as a group, and all other current employees as a group with respect to the Option Plan the number of shares of the Company's Common Stock subject to options granted under the Option Plan as of September 30, 1999:

NAME                                                 OPTIONS GRANTED
--------------------------------------------------- ----------------
  Richard P. Clark
  Director ........................................        36,500
  Dr. John R. Hutchins, III
  Chairman of the Board of Directors ..............        79,120
  Dr. Charles T. Lee
  Director ........................................        43,900
  David E. Orr
  Director, President and
  Chief Executive Officer .........................       400,000
  Dr. J. Richard Jones
  Director and Executive
  Vice President ..................................       280,479
  David J. McLean
  Vice President of Engineering ...................       128,365
  Leonard D. Hayes
  Vice President of
  Manufacturing ...................................        86,671
  Craig M. Swinn
  Vice President of Sales
  And Marketing ...................................       100,000
  Alan E. Negrin
  Director ........................................        20,000
  John T. Autrey
  Chief Financial Officer
  Secretary & Treasurer ...........................        75,000
  Loretta M. Woodall
  Vice President of Human Resources ...............        63,139
  Executive Officers, as a group .........              1,133,654
  Non-executive Officer Directors, as a group             179,520
  All Employees, as a group ......................      1,559,973
  TOTAL ..........................................      2,873,147

     Described in the following section are some of the material terms of the Equity Compensation Plan.

DESCRIPTION OF THE PLAN

     The following description of the Equity Compensation Plan is merely a summary of some of its terms and provisions, is not intended to be a complete description of the Equity Compensation Plan, and is qualified in its entirety by reference to the full text of the plan.

     The Equity Compensation Plan is not generally subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The Equity Compensation Plan is not a qualified plan under Section 401 of the Internal Revenue Code of 1986, as amended (the "Code").

     Nature and Purpose

     The Equity Compensation Plan provides for the grant of a number of different types of equity-based compensation awards under one plan. Awards under the Equity Compensation Plan may be made to participants in the form of incentive stock options, nonqualified stock options, restricted stock and other forms of equity-based compensation as may be provided and are permissible under the Equity Compensation Plan.

     The Equity Compensation Plan is designed, for the benefit of the Company, to attract and retain for the Company personnel of exceptional ability; to motivate such personnel through added incentives to make a maximum contribution to greater profitability; to develop and maintain a highly competent management team; and to be competitive with other similar companies with respect to executive and non-executive compensation.

     Administration

     The Equity Compensation Plan is administered by the Compensation Committee (the "Committee"). Members of the Committee are appointed by the Board from among its members who are "nonemployee directors", as required under Rule 16b-3, to serve at the pleasure of the Board, and may be removed by the Board in its discretion. The Committee has the exclusive right to interpret, construe, and administer the Equity Compensation Plan and to select the persons eligible to receive awards. The Committee determines the number of stock options or shares of stock subject to an award and the form, terms, conditions and duration of each award. The Committee's decisions are conclusive, final and binding upon all parties.

     The Committee is given broad discretion under the Equity Compensation Plan to make adjustments to awards under the plan upon any extraordinary event affecting the Company or its financial condition or performance, including, for example, recapitalization or merger transactions or a change in control or potential change in control of the Company. See "Securities to be Offered," "Types of Awards," and "Effects of Change in Control" below. In addition, the Committee has full power and authority to determine whether, to what extent, and under what circumstances any award under the Equity Compensation Plan may be canceled or suspended.

     Securities Offered

     An aggregate of 250,000 shares are available to be issued pursuant to the awards granted under the Equity Compensation Plan, as originally adopted. The proposed amendment would bring the number of shares of Common Stock reserved for issuance up to 900,000 shares available for issuance. In addition, the following shares are also available for issuance with respect to the BroadBand Technologies, Inc. 1988 Incentive Stock Option Plan, the BroadBand Technologies, Inc. 1992 Nonqualified Stock Option Plan and the BroadBand Technologies, Inc. Directors' Stock Option Plan (collectively, the "Terminated Option Plans"): as of the effective date of termination of a Terminated Option Plan, (i) the number of shares of Common Stock that are authorized for future issuance under such Option Plan on such date; and (ii) any shares of Common Stock represented by outstanding stock options under such Option Plan on such date that subsequently expire, are canceled or are forfeited without the delivery of shares of Common Stock or which result in the forfeiture of shares of Common Stock back to the Company will be available for issuance pursuant to the Equity Compensation Plan. Such shares of Common Stock shall be made available from authorized and unissued shares. The last sale price of the Common Stock of the Company on September 30, 1999, as reported on the Over The Counter Bulletin Board, was $2.094 per share. The 1988 Incentive Stock Option Plan, the 1992 Nonqualified Stock Option Plan, and Directors' Stock Option Plans were terminated as to future grants on May 19, 1998.

     To the extent any shares of Common Stock or performance shares awarded or subject to purchase under the Equity Compensation Plan are not delivered or purchased, or are reacquired by the Company, such shares or performance shares will not be charged against the aggregate number of shares available for awards under the Equity Compensation Plan and may again be awarded under the plan. This would occur, for example, upon a forfeiture of restricted stock or termination, expiration, or cancellation of a stock option, stock right, or performance share under the Equity Compensation Plan, or any other termination of an award without payment being made in the form of Common Stock.

     Proportionate and equitable adjustments will be made by the Committee upon the occurrence of certain events that result in changes in the outstanding shares of Common Stock or that result in exchanges of shares of Common Stock for a different number or class of Common Stock or other securities of the Company or another corporation. These events include without limitation a reorganization or recapitalization of the Company or reclassification of its shares, stock split-up, stock dividend, or consolidation of shares of Common Stock, merger, consolidation, or sale of assets of the Company, or any distribution to stockholders other than a cash dividend. Under such circumstances, adjustments may be made by the Committee in the limitation on the aggregate number of shares of Common Stock that may be awarded under the Equity Compensation Plan, the number and class of shares that may be subject to an award, the purchase price for shares of Common Stock under outstanding stock options, and the number of shares to be transferred in settlement of outstanding stock rights, and the terms, conditions, or restrictions of any award or award agreement, including the price payable for the acquisition of Common Stock.

     The Committee is also authorized to make adjustments in performance-based criteria or in the terms and conditions of other awards under the Equity Compensation Plan in recognition of unusual or nonrecurring events affecting the Company or its financial statements or changes in applicable laws, regulations, or accounting principles. The Committee may also correct any defects or omissions or reconcile any inconsistencies in the Equity Compensation Plan or any agreement evidencing an award under the Equity Compensation Plan in the manner and to the extent it shall deem desirable to carry it into effect. Moreover, the Committee may, in its discretion, make such adjustments in the terms of awards under the Equity Compensation Plan as it deems appropriate if the Company assumes any outstanding employee benefit plans or awards or the right or obligation to make future awards in connection with the acquisition of any other entity.

     Eligible Participants

     The Committee has the exclusive right to determine those persons eligible to participate in the Equity Compensation Plan and shall select the persons eligible to receive awards. Subject to the foregoing, any team member of the Company, as well as any other person, including directors, may participate in the Equity Compensation Plan if the Committee determines such participation is in the best interest of the Company, subject to any limitations as may be provided by applicable law or the Committee. As of April 1, 1998, the Company had approximately 290 full-time employees, 4 part-time employees and 5 directors, 2 of whom were not employees of the Company as of such date.

     Types of Awards

     The Committee is provided broad discretion to determine the terms and conditions of the various types of awards under the Equity Compensation Plan. Each award granted will be evidenced by a written agreement setting forth the terms and conditions of the award. Each such agreement will also be subject to and incorporate the applicable terms and conditions of the Equity Compensation Plan and any other terms and conditions, not inconsistent with the Equity Compensation Plan, required by the Committee. The various forms of awards that may be made to participants under the Equity Compensation Plan are described below.

     Incentive Stock Options

     The Company is authorized to grant incentive stock options ("ISOs") that may be entitled to favorable tax treatment under Section 422 of the Code. See "Tax Effects of Equity Compensation Plan Participation" below. ISOs may be granted to eligible participants under the Equity Compensation Plan at such time or times as determined by the Committee until May 18, 2008, subject to certain conditions described below.

     The exercise price of an ISO under the Equity Compensation Plan may not be less than 100% of the fair market value of the Common Stock at the date of grant (110% for 10% owners of the Company). The fair market value of the Common Stock for any day in question will be determined for purposes of the Equity Compensation Plan based upon the closing price of the Common Stock as reported on the exchange on which the Common Stock is traded if the Common Stock is traded on an exchange or on The Nasdaq Stock Market if the Common Stock is traded on The Nasdaq Stock Market, provided at least 100 shares of Common Stock were sold on such date. If there was not a sale of at least 100 shares of Common Stock that day, then the fair market value shall be determined based on the closing price of the Stock on the last day on which there was a sale of at least 100 shares of Common Stock. The Committee is also authorized to establish an alternate method of determining fair market value of the Common Stock.

     An ISO and any related stock right, if any, granted under the Equity Compensation Plan must be exercised in whole or in part from time to time within 10 years from the date of grant (5 years for 10% owners of the Company), or such shorter period specified by the Committee corresponding in the award agreement. Upon a termination of employment of the optionee with the Company, as determined by the Committee in its discretion, the ISO, and any related stock right, will lapse and cease to be exercisable upon, or within such period following, the termination of employment, as determined by the Committee and provided in the award agreement. In no event, however, can the period of time during which an ISO or related stock right remains exercisable following a termination of employment exceed three months, unless employment is terminated because of death or disability of the optionee. Following death or disability, the period of time during which an ISO or related stock right may be exercised cannot exceed one year after the date of death or disability. In no event can the period of time following a termination of employment during which an ISO or related stock right may be exercised extend beyond the original exercise period of the ISO or related stock right.

     The amount of ISOs which are first exercisable by any one participant in any year which may receive favorable tax treatment as ISOs is limited. To the extent that the aggregate fair market value of the shares of Common Stock with respect to which ISOs are first exercisable during any calendar year by an eligible participant exceeds $100,000, such options shall be treated as NQSOs. Similar treatment applies in the event the exercise of an ISO is accelerated by reason of change of control. See "Effects of Change in Control" below. The aggregate fair market value of the Common Stock for these purposes is determined as of the date the ISO is granted.

     Subject to the limitation on the maximum number of shares of Common Stock that may be issuable pursuant to the Equity Compensation Plan, as discussed under "Securities to be Offered" above, the maximum number of shares of Common Stock may be subject to ISO awards under the Equity Compensation Plan. An ISO granted under the Equity Compensation Plan will also be subject to such other terms and conditions which the Committee deems necessary to impose in order to qualify the ISO under Section 422 of the Code, as well as any other terms and conditions not inconsistent with the ISO provisions of the Equity Compensation Plan as determined by the Committee.

     The Committee may combine awards of ISOs to participants under the Equity Compensation Plan with other awards under the Equity Compensation Plan and may provide that all or part of the shares of Common Stock to be issued upon the exercise of an ISO will take the form of deferred stock or restricted stock, as provided for under the Equity Compensation Plan and described below.

     Nonqualified Stock Options

     The Company may also grant nonqualified stock options ("NQSOs") to eligible participants to purchase shares of Common Stock at such time or times as determined by the Committee. These stock options will not be eligible for the favorable tax treatment available to ISOs under Section 422 of the Code.

     The exercise price of an NQSO under the Equity Compensation Plan will be as established by the Committee in the agreement evidencing the award. Such exercise price will not be limited under the Equity Compensation Plan and may be less than 100% of the fair market value at the time of grant. Thus, discounted stock options providing for an exercise price of less than the fair market value of the Stock at the date of the award may be granted as NQSOs under the Equity Compensation Plan.

     An NQSO under the Equity Compensation Plan, and its related stock right, if any, will be exercisable in full or in part from time to time as specified by the Committee or in the corresponding award agreement. Upon termination of employment of the optionee, the NQSO and any related stock right will lapse and cease to be exercisable upon, or within such period following, such termination of employment, as determined by the Committee and specified in the award agreement.

     An NQSO may also be subject to such other terms and conditions, not inconsistent with the Equity Compensation Plan, as determined by the Committee and specified in the award agreement.

     Stock Appreciation Rights

     The Committee is empowered under the Equity Compensation Plan to grant a stock appreciation right (an "SAR") to an eligible participant in connection with an ISO or an NQSO. SARs may also be granted independent of any related stock option.

     An SAR is a stock right granted under the Equity Compensation Plan that provides for an amount payable in shares of Common Stock and/or cash, as determined by the Committee, equal to the excess of the fair market value of a share of Common Stock on the date the stock right is exercised over the exercise price of the SAR or the exercise price of a related stock option to purchase a share of Common Stock. Thus, an SAR granted in conjunction with a stock option will entitle the participant, within the period specified for the exercise of the stock option, to surrender the unexercised stock option, or a portion thereof, and receive in lieu thereof a payment in cash or shares of Common Stock having an aggregate value equal to the amount by which the fair market value of each share of Common Stock exceeds the exercise price per share of Common Stock under the stock option, times the number of shares of Common Stock under the stock option, or portion thereof, that is surrendered.

     Any SAR granted under the Equity Compensation Plan in conjunction with a stock option will be subject to the same terms and conditions as the related stock option, including limits on transferability, and will be exercisable only to the extent the stock option is exercisable. If the related stock option terminates or lapses, the SAR will also terminate or lapse. Upon exercise of an SAR, the number of shares subject to exercise under any related stock option will be reduced automatically by the number of shares of stock represented by the related stock option (or portion thereof) that is surrendered. The grant of SARs related to ISOs under the Equity Compensation Plan must be concurrent with the grant of the related ISOs. For NQSOs, the grant of a related SAR may either be made concurrently with the grant of the NQSO or may be made in connection with NQSOs previously granted that are unexercised and have not terminated or lapsed.

     In addition to the foregoing restrictions, a person subject to Section 16(b) of the Act will be subject to a number of additional requirements imposed by Rule 16b-3, promulgated by the Securities and Exchange Commission under the Act, in connection with the exercise of an SAR.

     The Committee is also empowered under the Equity Compensation Plan, in its sole discretion, to grant limited stock appreciation rights ("Limited SARs"), which will become exercisable only upon a change in control, as defined in the Equity Compensation Plan, subject to such terms and conditions as the Committee, in its sole discretion, may specify. Such Limited SARs may be settled only in cash. For further information on Limited SARs and other aspects of the Equity Compensation Plan, which may be triggered by virtue of a change in control of the Company, see "Effects of Change in Control" below.

     Incidents of Stock Options and Stock Rights

     Each stock option (ISO or NQSO) and stock right (SAR or Limited SAR) granted under the Equity Compensation Plan will be subject to such terms and conditions, not inconsistent with the Equity Compensation Plan, as may be determined by the Committee. Such provisions, for example, may require the continued employment of a participant as consideration for the grant or exercise of a stock option or stock right.

     A stock option or stock right under the Equity Compensation Plan will not be transferable by the participant other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order, as defined by the Code and ERISA, and will be exercisable during the lifetime of the participant only by the participant or his or her guardian or legal representative. In addition, the Committee may, in its discretion, permit the transfer, without payment of consideration, of an NQSO by a participant to a member of the participant's immediate family or to a trust or partnership whose beneficiaries are members of the participant's immediate family. In such case, the NQSO shall be exercisable only by such transferee.

     The purchase price for shares of Common Stock upon exercise of a stock option under the Equity Compensation Plan will be payable in such amounts, at such times, and upon such terms as will be determined by the Committee. The Committee may establish payment terms for the exercise of stock options that permit the participant to deliver shares of Common Stock with a fair market value equal to the stock option exercise price as payment upon exercise of a stock option.

     No cash dividends will be paid on shares of Common Stock subject to unexercised stock options under the Equity Compensation Plan. The Committee, however, may, in its discretion, provide for the payment of "dividend equivalents" on shares of Common Stock subject to an exercisable stock option under the Equity Compensation Plan. The Committee may also, in its discretion, authorize payment of "interest equivalents" on dividend equivalents under the Equity Compensation Plan.

     To the extent a participant may be required to pay the Company amounts with respect to income and employment tax withholding in connection with the exercise of an NQSO and/or with respect to certain dispositions of Common Stock acquired upon exercise of an ISO, the Committee, in its sole discretion, may permit the participant to satisfy the obligation, in whole or in part, by making an irrevocable election that a portion of the total fair market value of the applicable shares of Common Stock be paid in cash in lieu of the issuance of Common Stock and that such cash payment be applied to the satisfaction of the withholding obligations. Certain restrictions, however, will be applicable with respect to this feature of the Equity Compensation Plan for participants subject to Section 16(b) of the Exchange Act and Rule 16b-3 thereunder.

     Restricted Stock

     Restricted stock awards may be made to participants under the Equity Compensation Plan as an incentive for the performance of future services that will contribute materially to the successful operation of the Company. The Company may award restricted stock either alone, in addition to, or in tandem with other awards granted under the Equity Compensation Plan and/or cash payments made outside of the Equity Compensation Plan.

     A restricted stock award under the Equity Compensation Plan will be an award of Common Stock issued with the restriction that the holder may not sell, transfer, pledge, or assign such stock and with such other restrictions as the Committee, in its sole discretion, may impose. These other restrictions may include without limitation, a restriction on the right to vote such shares to the extent, if any, such shares possess voting rights and the right to receive cash dividends. The restrictions may lapse separately or in combination and at such time or times as the Committee may determine appropriate.

     In addition to determining the applicable restrictions on restricted stock, which restrictions may include service or performance restrictions, the Committee may also in its discretion determine the purchase price, if any, to be paid for such restricted stock, the length of the time during which the restrictions will apply, and whether dividends and other distributions on the restricted stock will be paid currently to the participant or paid to the Company for the account of the participant.

     A participant receiving an award of restricted stock under the Equity Compensation Plan must accept the award within 60 days, or such shorter period as the Committee may specify, after the date of the award, by executing an award agreement and paying the purchase price, if any, for the restricted stock. Upon termination of employment of a participant with the Company prior to the lapse of restrictions, all shares of restricted stock then held by the participant will be forfeited, unless otherwise provided in the award agreement or determined by the Committee.

     Except as otherwise provided in the Equity Compensation Plan, no shares of restricted stock received by a participant may be sold, exchanged, transferred, pledged, or otherwise disposed of during the restriction period. The Committee in its discretion may waive applicable restrictions in cases of special circumstances. In its discretion, the Committee may also waive any remaining restrictions on restricted stock upon hardship or other special circumstances of a participant whose employment with the Company is involuntarily terminated.

     Unless otherwise provided, a participant receiving an award of restricted stock will have all the rights of a holder of the Common Stock with respect to such restricted stock, including the right to vote the shares to the extent, if any, such shares possess voting rights and the right to receive any dividends thereon. The Committee may require, however, that any dividends be deferred automatically and reinvested in additional restricted stock or may require that dividends and other distributions on restricted stock be paid to the Company for the account of the participant. If all of the restrictions applicable to restricted stock expire without a forfeiture of the restricted stock, unrestricted certificates for such shares will be delivered to the participant.

     To better ensure that award payments actually reflect performance of the Company and the service of the participant, the Committee in its discretion may provide for a tandem performance-based or other award designed to guarantee a minimum value, payable in cash or Common Stock, to the recipient of a restricted stock award, subject to such performance, future service, deferral, and other terms and conditions as may be specified by the Committee.

     Deferred Stock

     The Equity Compensation Plan also empowers the Company to issue shares of deferred stock to participants under the plan. Deferred stock awards may be issued either alone or in addition to other awards granted under the Equity Compensation Plan, as determined by the Committee in its sole discretion. The Committee is empowered to determine the individuals to whom, and the time or times at which, awards of deferred stock may be made, the number of shares to be awarded, the price, if any, to be paid for the deferred stock, the time or times within which such awards may be subject to forfeiture, whether shares of deferred stock will accrue cash dividend equivalents, and all other conditions of the deferred stock awards. The Committee may also condition awards of deferred stock upon the attainment of specified performance goals or such other factors or criteria as the Committee may determine.

     Subject to the provisions of the Equity Compensation Plan and the applicable award agreement, deferred stock awards may not be sold, transferred, pledged, assigned, or otherwise encumbered during the deferral period, as specified by the

Committee. Upon the expiration of the deferral period, certificates for shares of Common Stock will be delivered to the participant representing the number of shares of Common Stock covered by the deferred stock award. The Committee, in its discretion, however, at or after grant, may accelerate the vesting of all or any part of any deferred stock award and/or may waive the deferral limitations for all or any part of such award.

     Upon termination of employment of a recipient of a deferred stock award with the Company, the deferred stock covered by an award will be forfeited by the participant, unless otherwise provided in the Equity Compensation Plan or the applicable award agreement. The Committee in its discretion, however, at or after grant, may provide for accelerated vesting in the event of special circumstances as determined by the Committee. The Committee may also require that a certain percentage of the fair market value of deferred stock shares be paid in the form of cash in lieu of shares of Common Stock and that such cash payment be applied to the satisfaction of all applicable federal and state income and employment tax withholding obligations that arise at the time the deferred stock becomes free of all restrictions.

     A participant receiving a deferred stock award may elect to further defer receipt of deferred stock for a specified period or until a specified event, subject in each case to the Committee's approval and to such terms as are determined by the Committee. Unless otherwise determined by the Committee, such election must be made at least 12 months prior to completion of the deferral period for the deferred stock award in question, or for the applicable installment of such an award.

     To better ensure that the award actually reflects the performance of the Company and the service of the participant, the Committee, in its discretion, may provide for a tandem performance-based or other award designed to guarantee a minimum value, payable in cash or Common Stock, to the recipient of a deferred stock award, subject to such performance, future service, deferral and other terms and conditions as may be specified by the Committee.

     Stock Awards

     The Company may grant an award of Common Stock under the Equity Compensation Plan in payment of compensation that has been earned or as compensation to be earned, including without limitation, compensation awarded concurrently with or prior to the grant of the stock award. In determining the value of the stock award, the shares of Common Stock subject to such award will be valued at not less than 100% of the fair market value of such shares of Common Stock on the award date, regardless of whether such shares of Common Stock are then issued or transferred to the participant and whether or not such shares of Common Stock are subject to restrictions that affect their value.

     Shares of Common Stock subject to a stock award may be issued to the participant at the time the award is granted, or at any time subsequent thereto, or in installments from time to time, as determined by the Committee. To the extent the shares of Common Stock subject to a stock award are not issued to the participant at the time the award is granted, dividend equivalents may be issued to the participant as determined by the Committee. In the Committee's discretion, any issuance payable in shares of Common Stock under a stock award may be paid in cash on the date delivery of shares would otherwise have been made.

     A stock award will be subject to such terms and conditions, including without limitation, restrictions on the sale or other disposition of the stock award or the shares of Common Stock issued pursuant thereto, as determined by the Committee. Upon issuance of shares to a participant pursuant to a stock award, the participant will become a holder of the Common Stock fully entitled to receive dividends, to vote to the extent, if any, such shares possess voting rights and to exercise all of the rights of a shareholder, except to the extent otherwise provided in the stock award.

     Performance Shares

     Awards of performance shares may be made to participants under the Equity Compensation Plan as an incentive for the performance of future services that will contribute materially to the successful operation of the Company. Awards of performance shares may be made either alone, in addition to, or in tandem with other awards granted under the Equity Compensation Plan and/or cash payments made outside of the Equity Compensation Plan.

     A performance share under the Equity Compensation Plan will be an award of a unit valued by reference to a designated number of shares of Common Stock, which value may be paid to the participant by the delivery of such cash or Common Stock, or any combination thereof as determined by the Committee, upon achievement of such performance objectives during the applicable performance period as the Committee may establish at the time of the award grant or thereafter. The Committee in its sole discretion may determine the participants to whom awards of performance shares will be made, the performance period, and/or the performance objectives applicable to such awards, the form of settlement of a performance share, and any other terms and conditions of such awards. Performance periods may overlap, and participants may participate simultaneously with respect to performance shares for which different performance periods are prescribed.

     The Committee in its sole discretion will determine the performance objectives relating to awards of performance shares. These objectives may vary from participant to participant and between awards and will be based upon such performance criteria or combination of factors as the Committee may deem appropriate. For example, such performance criteria may include minimum earnings per share or return on equity. The Committee is empowered to revise such performance objectives during the applicable performance period if significant events occur that the Committee expects to have a substantial effect on the applicable performance objectives during such period. The Committee may also provide for the pro-ration of performance shares if a participant terminates service with the Company during a performance period because of special circumstances in which the Committee, in its discretion, finds that a waiver is appropriate. If a participant terminates service with the Company during a performance period for any other reason, then such participant will not be entitled to any payment with respect to that performance period, unless otherwise determined by the Committee.

     The Committee is also authorized to approve requests by participants to defer payment of performance shares on terms and conditions approved by the Committee and set forth in an award agreement entered into in advance of the time of receipt or constructive receipt of payment by the participant.

     Other Stock-Based Awards

     The Equity Compensation Plan also authorizes the grant of other awards that are valued in whole or in part by reference to, or otherwise based on, Common Stock. These other stock-based awards will include without limitation convertible preferred stock, convertible debentures, exchangeable securities, phantom stock, and stock-award options valued by reference to book value or performance. Other stock-based awards may be granted either alone or in addition to or in tandem with other awards granted under the Equity Compensation Plan and/or cash awards made outside of the Equity Compensation Plan.

     The Committee in its sole discretion is empowered to determine the participants eligible to receive other stock-based awards, the time or times at which such awards may be made, the number of shares of Common Stock subject to such awards, and all other terms and conditions of such awards. The provisions of other stock-based awards need not be the same with respect to each recipient.

     Shares of Common Stock subject to other stock-based awards may not be sold, assigned, transferred, pledged or otherwise encumbered prior to the date on which the shares are issued or, if later, the date on which any applicable restriction, performance, or deferral period lapses. Interest or dividend equivalents may be payable with respect to other stock-based awards in the discretion of the Committee. The Committee may also determine whether any other stock-based award will be subject to vesting or forfeiture provisions, and the effects of termination of employment upon such awards.

     Effects of Change in Control

     The Committee is granted broad discretion under the Equity Compensation Plan to deal with awards under the Equity Compensation Plan in the event of a change in control of the Company, as defined in the Equity Compensation Plan. For these purposes, a "Change in Control" will be deemed to have occurred if (a) any person, including a group, but not the Company or any subsidiary or employee benefit plan thereof, consummates a tender or exchange offer for shares of the Common Stock pursuant to which at least fifty percent (50%) of the outstanding shares of the Common Stock are purchased, or such person, together with its affiliates and associates, becomes the beneficial owner of at least fifty percent (50%) of the Common Stock; or (b) the consummation of a merger or consolidation of the Company with or into another corporation if the Company's stockholders immediately prior to the transaction do not own at least fifty percent (50%) of the surviving company's outstanding stock immediately following the transaction, a sale or other disposition of all or substantially all of the Company's assets, or the liquidation of the Company; or (c) during any period of twenty-four (24) consecutive months the incumbent directors at the beginning of such period cease for any reason other than death to constitute at least a majority of the Board, provided that a director will be deemed to be an incumbent director if such director, although not a director at the beginning of such 24-month period, was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors then qualified as incumbent directors.

     Upon the occurrence of a Change in Control, the Committee in its discretion may declare any and all then outstanding stock options not previously exercisable and vested as immediately exercisable and fully vested, in whole or in part. In addition, under such circumstances the Committee may also in its discretion declare the restrictions applicable to awards of restricted stock, or other stock-based awards to have lapsed. The Committee in its discretion may also direct that the value of all outstanding stock options, stock rights, restricted stock, deferred stock, performance shares, stock awards, and other stock-based awards, in each case to the extent vested, be cashed out on the basis of the change in control price, less the exercise price under such award, as of the date such change in control is determined to have occurred. For these purposes,

"Change in Control Price" means the highest price per share of Common Stock paid in any transaction reported on The Nasdaq Stock Market or any exchange on which the stock is traded, or paid or offered in any bona fide transaction related to a potential or actual change in control of the Company at any time during the 60-day period immediately preceding the occurrence of the change in control as determined by the Committee.

     In addition to the effects of a Change in Control upon an award under the Equity Compensation Plan, the plan also allows the Committee in its sole discretion to grant Limited SARs, which become exercisable only in the event of a Change in Control, subject to such terms and conditions as the Committee, in its sole discretion, may specify. Limited SARs will be settled solely in cash. A Limited SAR will entitle the holder of the related stock option to surrender such stock option, or any portion thereof, to the extent unexercised, and to receive a cash payment equal to the difference between the SAR fair market value, at the date of surrender, of a share of Common Stock for which the surrendered stock option or portion thereof is then exercisable, and the price at which a participant could exercise a related stock option to purchase the share of Common Stock. For these purposes, the "SAR Fair Market Value" means a value established by the Committee for the exercise of an SAR or Limited SAR.

     Amendment and Termination

     The Equity Compensation Plan will continue in effect until terminated by the Company as provided in the Equity Compensation Plan. Notwithstanding the perpetual nature of the Equity Compensation Plan, ISOs may only be granted under the Equity Compensation Plan until May 18, 2008.

     Upon the recommendation of the Committee, or otherwise, the Board may amend the Equity Compensation Plan. To the extent required by Rule 16b-3 under the Exchange Act, no amendment to the Equity Compensation Plan may be made without approval by the Company's stockholders that would make certain changes, including altering the group of persons eligible to participate in the Equity Compensation Plan, increasing the maximum number of shares of Common Stock available for awards under the Equity Compensation Plan (except as otherwise provided in the Equity Compensation Plan), extending the period during which ISOs may be granted under the Equity Compensation Plan, limiting or restricting the powers of the Committee in administering the Equity Compensation Plan, changing the definition of participants eligible for ISOs or increasing the limit or value of shares of Common Stock for which eligible participants may be granted ISOs under the Equity Compensation Plan, materially increasing the benefits accruing to participants under the Equity Compensation Plan, materially modifying the requirements of eligibility for participation in the Equity Compensation Plan, or changing the amendment provisions of the Equity Compensation Plan.

     Notwithstanding the foregoing, no amendment to or discontinuation of the Equity Compensation Plan or any provision thereof may adversely affect any award previously granted to a participant under the Equity Compensation Plan, without the written consent of such participant. The Committee is empowered to determine whether an amendment or discontinuation adversely affects any existing award. Notwithstanding the foregoing, the Committee retains the power to (a) annul any award if the participant is terminated for cause as determined by the Committee;
(b) provide for the forfeiture of shares of Common Stock or other gain under an award as determined by the Committee for competing against the Company; and (c) convert any outstanding ISO to an NQSO. If an acceleration event (Change in Control) has occurred, no amendment or termination will impair the rights of any person with respect to an outstanding award as discussed under "Effects of Change in Control" above.

     Resale Restrictions

     Participants under the Equity Compensation Plan may be restricted under certain circumstances in their ability to resell shares of Common Stock purchased or awarded under the Equity Compensation Plan. Resale restrictions may be imposed by virtue of the provisions of the Equity Compensation Plan and the applicable award agreement and/or by application of the federal and state securities laws.

     A participant acquiring shares of Common Stock granted pursuant to a stock award under the Equity Compensation Plan or upon exercise of a stock option granted under the Equity Compensation Plan will hold such shares subject to any applicable restrictions imposed in the Equity Compensation Plan and/or by the Committee. For example, the Committee is authorized to grant awards of restricted stock under the Equity Compensation Plan. Shares of Common Stock issued pursuant to a restricted stock award will be issued with the restriction that the holder may not sell, transfer, pledge or assign such stock and with such other restrictions as the Committee, in its sole discretion, may impose. Such restrictions may lapse separately or in combination and at such time or times as the Committee may deem appropriate. If and when the applicable restriction period expires without a prior forfeiture of the restricted stock, unrestricted certificates for the applicable shares of Common Stock will be delivered to the participant granted the restricted stock award. Similar resale restrictions may also be applicable to other awards under the Equity Compensation Plan.

     Tax Effects of Equity Compensation Plan

     The following discussion of the federal income tax consequences of awards granted under the Equity Compensation Plan is intended only as a summary of the present federal income tax treatment of stock options (ISOs and NQSOs), stock rights (SARs and Limited SARs), and other stock awards under the Equity Compensation Plan. The federal income tax laws pertaining to the Equity Compensation Plan are highly technical, and such laws are subject to change at any time. Some variations on the federal income tax effects of Equity Compensation Plan participation described below may occur with respect to participation by persons subject to Section 16(b) of the Exchange Act.

     Incentive Stock Options

     Although the Company has obtained neither a letter ruling from the Internal Revenue Service (the "IRS") nor an opinion of counsel stating that the ISO provisions of the Equity Compensation Plan constitute an incentive stock option plan under the Code, it is expected that the options granted under the ISO provisions of the Equity Compensation Plan will qualify as ISOs for federal income tax purposes. It is also expected that options granted under the ISO provisions of the Equity Compensation Plan in tandem with stock rights will likewise qualify as ISOs for federal income tax purposes as long as the stock rights expire with the underlying option and the rights may be exercised only when the market price of the stock subject to the option exceeds the exercise price of the option.

     In general, no taxable income will be realized by an optionee, and no federal income tax deduction will be allowed to the Company, upon the grant or exercise of an ISO. The federal income tax consequences of a disposition of Common Stock received pursuant to the exercise of an ISO will depend upon whether the optionee has held the shares for the requisite holding period. If the optionee disposes of such shares after the later to occur of: (i) two (2) years from the date of the grant of the ISO or (ii) one (1) year after the date of the transfer of the shares to him (the "Holding Period"), then the optionee will be taxed according to the rules of sales and exchanges generally. The amount subject to tax will be the difference between the amount realized and the optionee's cost basis in the shares of Common Stock, which difference will be a capital gain if the shares are held as a capital asset. In such event, the Company will not be entitled to a tax deduction by reason of the disposition. For purposes of this discussion, "disposition" means a lifetime transfer of legal title, such as by sale, exchange, or gift, but does not include a transfer that is triggered by death, such as one by bequest or inheritance or one made by a decedent to his estate.

     The Holding Period will not apply to an ISO that is exercised after the optionee's death by his estate or by a person who acquired the right to exercise it by bequest or inheritance, or otherwise by reason of the optionee's death. The Holding Period will apply if the optionee dies after he exercises his ISO. In that case, his estate, or any other person holding the shares acquired pursuant to the ISO, must either hold the shares for the applicable Holding Period or suffer the tax consequences discussed below for a "disqualifying disposition."

     A "disqualifying disposition" takes place if the optionee makes a disposition of the shares of Common Stock acquired through the exercise of an ISO before satisfying the Holding Period. If a "disqualifying disposition" occurs, the optionee must include as ordinary income the gain realized on that disposition to the extent of the lesser of (i) the fair market value of the Common Stock on the date of exercise of the ISO minus the option price; or (ii) the amount realized on the disposition minus the option price. Upon the occurrence of a "disqualifying disposition," the Company will be entitled to deduct, as compensation paid, the amount so included as ordinary income by the optionee.

     Under the Equity Compensation Plan, an optionee who exercises an option may be allowed to pay for his shares with cash or with shares of Common Stock, including shares acquired in a prior ISO exercise. Generally, such payment would not give rise to recognition by the optionee of a gain or loss. If, however, an optionee exercises an option and pays for the shares upon exercise with shares that the optionee acquired in a prior ISO exercise but has not held for the requisite Holding Period, the optionee will be taxed on the disposition of the shares acquired in the prior ISO exercise as if a "disqualifying disposition" of those shares had occurred.

     In order for an ISO granted under the Equity Compensation Plan to be governed by the general rules pertaining to ISOs, the optionee must be an employee of the Company for the entire time from the date the ISO is granted until three (3) months before its exercise. An optionee who is disabled has twelve (12) months rather than three (3) months after leaving employment to exercise his ISOs. These employment requirements do not apply if the optionee dies before exercising an ISO, but in such circumstances the employment requirement must have been met by the employee at his death.

     The federal alternative minimum tax consequences of the exercise of an ISO under the Equity Compensation Plan may differ from the federal income tax consequences of such exercise. The alternative minimum tax consequences of the disposition of shares acquired upon the exercise of an ISO may also differ from the regular income tax consequences of such disposition. The difference between the option price and the fair market value of the shares upon exercise will be a preference item subject to the federal alternative minimum tax. For purposes of the individual alternative minimum tax, the income tax rules governing the transfer of property in connection with the performance of services apply, not the regular income tax rules applicable only to ISOs. For example, if an optionee acquires shares pursuant to the exercise of an ISO under the Equity Compensation Plan and disposes of the shares in the same taxable year, tax treatment under the regular income tax and the alternative minimum tax will be the same. If, however, the shares are disposed of in a disqualifying disposition in a later taxable year, the difference between the option price and the fair market value of the shares will be included in alternative minimum taxable income in the year of exercise and in regular taxable income, but not in alternative taxable income, in the year of the disposition. Similarly, if an optionee acquires shares pursuant to the exercise of an ISO under the Equity Compensation Plan and disposes of the shares after the Holding Period is satisfied, the difference between the option price and the fair market value of the stock at the time of exercise will be included in alternative minimum taxable income, but not in regular taxable income, in the year of exercise, and for alternative minimum tax purposes the cost basis of the shares will be the sum of the option price and the amount of income included in alternative minimum taxable income in the year of exercise.

     Nonqualified Options

     Holders of NQSOs will not be entitled to the special tax treatment afforded by Sections 421 and 422 of the Code in connection with ISOs. Under the Code, an optionee granted an NQSO will realize no taxable income upon receipt of the NQSO, but will not deemed to have realized ordinary taxable income equal to the excess of the fair market value of the stock acquired at the time of the exercise of the NQSO, over the option price paid, unless at the time of exercise the stock remains subject to a "substantial risk of forfeiture" as defined in
Section 83 of the Code. Whether an optionee who exercises an NQSO under the Equity Compensation Plan will acquire the stock subject to such risk will depend upon the terms of the NQSO award as determined by the Committee. For a complete discussion of the income tax treatment when a participant acquires Common Stock subject to a "substantial risk of forfeiture," see "Restricted Stock" below. The Company is required for federal income tax purposes to withhold tax on the amount of income realized by the optionee in the transaction. The Company will be entitled to a deduction for federal income tax purposes in the year the optionee must report the income in an amount equal to the ordinary income realized by the optionee as a result of exercise of his NQSO.

     An optionee's tax basis in shares acquired upon the exercise of an NQSO will be the fair market value of such shares used to determine the amount of ordinary taxable income reported by the optionee with respect to the exercise of the NQSO. Upon any sale of such shares of Common Stock, the optionee's gain or loss will therefore equal the difference between the sale price and such tax basis. Any such gain or loss will be short-term or long-term capital gain or loss, depending on whether the shares have been held for more than the long-term capital gain holding period. In general, when an NQSO is exercised by the exchange of previously acquired stock, the optionee receives a tax-free exchange and basis carryover for old shares for an equivalent number of new shares. The basis for any additional shares will equal the sum of the amount included in gross income by reason of the exercise of the NQSO, plus any amount of cash paid by the optionee upon the exercise of the NQSO.

     Stock Rights

     The grant of a stock right to a participant under the Equity Compensation Plan will not require recognition of taxable income. Upon the exercise of a stock right, however, payments received by the participant will be included in that participant's income as compensation in that year. If payment is made in cash, that amount of cash must be recognized as income. If the stock right is paid in the Company's Common Stock, income will be recognized in the amount of the Common Stock's fair market value. The Company will be entitled to a deduction for compensation in an equal amount, to be recognized in its taxable year in which the participant's taxable year of income inclusion ends. Upon the sale of any Common Stock acquired by the exercise of stock rights, the participant will realize gain or loss equal to the difference between the amount realized on the sale and the participant's basis in such stock.

     Restricted Stock

     A recipient of restricted stock, or any other stock award under the Equity Compensation Plan that is subject to a "substantial risk of forfeiture," generally will be subject to federal income tax at ordinary income rates on the excess of the fair market value of the restricted stock or other stock award, at such time that the stock is no longer subject to forfeiture and restrictions on transfer for purposes of Section 83 of the Code ("restrictions"), over the purchase price, if any, of such restricted stock or other stock award. However, a recipient who so elects under Code Section 83(b) within 30 days of the date of transfer of the shares will have ordinary taxable income on the date of transfer of the shares equal to the excess of the fair market value of such shares on the transfer date, determined without regard to the restrictions, over the purchase price, if any, of such restricted stock or other stock award. No additional ordinary taxable income will then be recognized when the restrictions expire, although any gain on the disposition of the stock will be subject to tax as discussed below. If the shares subject to such election are forfeited, the recipient will only be entitled to a deduction, refund, or loss for tax purposes equal to the purchase price, if any, of the forfeited shares, regardless of whether the recipient made an election Section 83(b) of the Code.

     Upon the sale of any Common Stock following the expiration of the forfeiture period for restricted stock or other stock award or upon the sale of Common Stock for which a timely election under Section 83(b) of the Code was made, the participant will realize capital gain or loss equal to the difference between the amount realized on the sale and the participant's basis in such stock. The Holding Period to determine whether the participant has long-term or short-term capital gain will generally begin when the restrictions expire, and the tax basis for such shares will generally be based on the fair market value of such shares on such date. However, if the participant timely elects to be taxed as of the date of transfer of the shares, the Holding Period will commence on such date, and the tax basis will be equal to the fair market value of the shares on such date, determined without regard to the restrictions.

     The Company will be entitled to a deduction for federal income tax purposes in the year the participant is taxable in an amount equal to the ordinary income realized by the participant as a result of the restricted stock or other stock award. The Equity Compensation Plan requires any participant exercising an award to give the Committee prompt written notice of any election made by the participant under Section 83(b) of the Code.

     Deferred Stock

     The recipient of a deferred stock award under the Equity Compensation Plan will generally be subject to tax at ordinary income rates on the fair market value of the deferred unrestricted stock on the date that such stock is transferred to the participant under the award, and the holding period for purposes of determining capital gain or capital loss on any subsequent sale of such stock will also commence on such date. Upon the sale of any Common Stock acquired pursuant to a deferred stock award, the participant will realize gain or loss equal to the difference between the amount realized on the sale and the participant's basis in such stock. The tax basis for such shares will generally be based on the fair market value of such shares on the date the deferred unrestricted stock is transferred to the participant. The Company will be entitled to a deduction for federal income tax purposes in the year the participant is taxable in an amount equal to the ordinary income realized by the participant as a result of the deferred stock award.

     Stock Awards

     Unrestricted awards of Common Stock will be taxable to the participant and deductible by the Company at the time of the award in an amount equal to the fair market value of the shares at that time. If the shares are subject to forfeitability and nontransferability restrictions, the participant may either elect immediate taxability in an amount equal to the fair market value of the shares at the time of the award, less any payment therefor, or delay the recognition of taxable income in an amount equal to the fair market value of the shares, less the purchase price, if any, when the restrictions lapse. See "Restricted Stock" above. Upon a sale of shares received as a stock award, the participant will realize capital gain or loss in an amount equal to the difference between the amount realized and the participant's tax basis, which is generally the amount of ordinary income previously recognized plus any cash payment. The Company will be entitled to a deduction for federal income tax purposes in the year the participant is taxable in an amount equal to the ordinary income realized by the participant as a result of the stock award.

     Performance Shares

     A participant granted an award of performance shares will not recognize income at the time of grant but generally will recognize ordinary income when the award is settled, either at the conclusion of the performance period or at the end of the deferral period elected by a participant. The amount of ordinary income recognized will be equal to the sum of the cash received, if any, plus the then fair market value of the shares of stock of the Company received. The Company will be entitled to a deduction for federal income tax purposes in the year the participant is taxable in an amount equal to the ordinary income realized by the participant as a result of the performance share award.

 Dividends and Dividend Equivalents

     Dividends paid on restricted stock or other stock awards transferred to a participant under the Equity Compensation Plan will generally be treated as compensation that is taxable as ordinary income to the participant and deductible by the Company, subject to applicable withholding requirements, unless the participant makes a timely election under Section 83(b) of the Code, in which case the dividends will be treated as dividends that are taxable as ordinary income to the participant but not deductible by the Company. If dividend equivalents are credited with respect to an award under the Equity Compensation Plan, such equivalents will be taxed at ordinary income rates when paid to the participant and will generally be deductible by the Company at that time, subject to applicable withholding requirements.

     Payments upon Change in Control

     The Equity Compensation Plan authorizes the acceleration of payment of awards and related shares of Common Stock in the event of a Change in Control of the Company, as defined in the Equity Compensation Plan. Such acceleration of payment may cause part or all of the consideration involved to be treated as a "parachute payment" under the Code, which may subject the recipient thereof to a twenty percent (20%) excise tax and which may not be deductible by the Company for federal income tax purposes.

     No determination has been made with respect to any other awards which may be made under the Equity Compensation Plan in the future. Such future awards will be determined in accordance with the terms of the Equity Compensation Plan, which are described above, as amended. Consequently, it is not possible to determine the benefits or amounts that will be received by or allocated to any executive officers or employees of the Company or other persons pursuant to the Equity Compensation Plan in the future.

                                  PROPOSAL 5

         TO RATIFY THE SELECTION OF THE INDEPENDENT PUBLIC ACCOUNTANTS

     Ernst & Young LLP, who have served as auditors of the Company since 1988, were recommended by the Audit Committee, selected by the Directors and ratified by the stockholders as auditors for the year ended December 31, 1998. Representatives of Ernst & Young will be present at the Annual Meeting of the Stockholders and will have an opportunity to respond to appropriate questions from stockholders and make a statement if they so desire. The Audit Committee has recommended to the Board of Directors that Ernst & Young be designated independent auditors for the year ending December 31, 1999 and the Board of Directors has approved that recommendation, subject to approval by the stockholders of the Company.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF ERNST & YOUNG LLP, AS THE AUDITORS OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 1999.

                             STOCKHOLDER PROPOSALS

     In order for proposals by stockholders to be considered for inclusion in the Proxy Statement and form of proxy relating to the next Annual Meeting of Stockholders, such proposals must be received no later than February 1, 2000. Any such proposals should be sent to the Secretary of the Company at P.O. Box 13737, Research Triangle Park, NC 27709-3737.

                                OTHER BUSINESS

     The Company is not aware that any matters other than those mentioned above will be presented for action at the 1999 Annual Meeting, but if any other matters do properly come before the Meeting, the persons named as proxies will vote upon such matters in accordance with their best judgment.

                                        /s/ John T. Autrey
                                        ------------------
                                        JOHN T. AUTREY
                                        Secretary

Dated: October 25, 1999

     THE COMPANY'S ANNUAL REPORT TO THE SEC (FORM 10-K) IS AVAILABLE TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO THE CHIEF FINANCIAL OFFICER, BROADBAND TECHNOLOGIES, INC., P.O. BOX 13737, RESEARCH TRIANGLE PARK, NC 27709-3737, OR MAY BE OBTAINED ELECTRONICALLY BY VISITING THE BROADBAND TECHNOLOGIES, INC. WEB SITE AT www.bbt.com.

                            - FOLD AND DETACH HERE -
  -----------------------------------------------------------------------------
  This proxy will be voted as indicated below. In the absence of any direction to the contrary, the proxyholders will vote this proxy for the election of the nominees listed below as Directors, for approval of the other matters listed below, and in their discretion with respect to any other matters which properly come before the meeting. If, at or before the time of the meeting, any of the Nominees listed above has become unavailable for any reason, the proxyholders have the discretion to vote for a substitute nominee.


NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES
Please check box if you intend to attend the Annual Meeting in person. [ ] Please complete, sign, date, and return this proxy promptly using the enclosed envelope.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: [X]



Number of Shares:  [              ]

[                                 ]     [             ]
Signature (Please sign within box)      Date

[                                 ]     [             ]
Signature (Joint Owners)                Date

IMPORTANT: Please sign your name exactly as it appears on your certificate. Please add you full title to your signature. Executors, administrators, trustees and other fiduciaries should so indicate when signing and furnish proof of such fiduciary capacity. All persons signing on behalf of corporations and/or partnerships should so indicate when signing.

NOTE: If you receive more than one proxy, please date and sign each one and return all proxies in the same envelope.

                            - FOLD AND DETACH HERE -
------------------------------------------------------------------------------
                  PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS
                               DECEMBER 7, 1999


                         BROADBAND TECHNOLOGIES, INC.
                            4024 STIRRUP CREEK DRIVE
                          DURHAM, NORTH CAROLINA 27703


    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF BROADBAND
                               TECHNOLOGIES, INC.

  The undersigned stockholder of BroadBand Technologies, Inc. hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and the accompanying Proxy Statement and hereby constitutes and appoints David E. Orr and John T. Autrey and each of them, attorneys and proxies with full power of substitution, to act and vote the shares of the undersigned at the Annual Meeting of Stockholders of the said corporation to be held Tuesday, December 7, 1999 at 10:00 a.m. and at any adjournment or adjournments thereof.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. ANY PROXY HERETOFORE GIVEN
                      BY THE UNDERSIGNED IS HEREBY REVOKED.

  VOTE ON DIRECTORS
  1. Electing Dr. Charles T. Lee and Alan E. Negrin as Class III Directors to serve for three-year terms.
    [ ] FOR all nominees listed above [ ] WITHHOLD AUTHORITY to vote for all nominee(s) listed above[ ]WITHHOLD AUTHORITY to vote for the nominee(s)
  listed below; and vote FOR all other nominees:
     ------------------------------------------------------------------------
  VOTE ON PROPOSALS
  2. Approving an amendment to the Certificate of Incorporation to change the Company's name to Pliant Systems, Inc.
     [ ] FOR    [ ] AGAINST    [ ] ABSTAIN
  3. Approving an amendment to the Company's Certificate of Incorporation increasing the number of authorized shares of the Company's Common Stock from 30,000,000 to 65,000,000 shares.
     [ ] FOR    [ ] AGAINST    [ ] ABSTAIN
  4. Approving an amendment the Company's Equity Compensation Plan increasing the number of shares of the Company's Common Stock reserved for issuance thereunder by 650,000 shares.
     [ ] FOR    [ ] AGAINST    [ ] ABSTAIN
  5. Ratifying the selection of Ernst & Young LLP as auditors for 1999.
     [ ] FOR    [ ] AGAINST    [ ] ABSTAIN
  6. In their discretion with respect to any other business to come before the meeting or any adjournments thereof.